Exhibit 10.12

OFFICE LEASE

By and Between

DARED 90 LLC, an Arizona limited liability company,
as Landlord

and

NIKOLA CORPORATION, a Delaware corporation,
 as Tenant

ARTICLE ONE:  BASIC TERMS/DEFINITIONS

This Article One contains the Basic Terms and Definitions of this Lease between the Landlord and Tenant named below. Other Articles, Sections and Paragraphs of the Lease referred to in this Article One explain and define the Basic Terms and are to be read in conjunction with the Basic Terms.

Section 1.01         Date of Lease. February 13, 2018

Section 1.02         Landlord (include legal entity). DARED 90 LLC, an Arizona limited liability company

Address of Landlord:                             11452 El Camino Real, Suite 200
San Diego, California 92130
Phone:
Fax:
Email:

Section 1.03         Tenant (include legal entity). NIKOLA CORPORATION, a Delaware corporation

Address of Tenant prior to the Commencement Date:

1130 S. 3800 W, #200
Salt Lake City, Utah 84104
Email:

The address of Tenant following the Commencement Date shall be the Premises address.

Section 1.04         Premises. The Premises is that certain approximately 107,817 rentable square foot freestanding flex/office building (the “Premises” or “Building”) in the commercial office complex commonly known as Allred Broadway Center located at 4141 East Broadway Road, Phoenix, Arizona 85040 as indicated on the site plan attached hereto as Exhibit A. The real property depicted on Exhibit A hereto and all improvements thereon, including without limitation the Building and Common Areas (detailed below), are hereinafter collectively referred to as the “Project.”

The stated rentable square footage of the Building set forth above is approximate, but Landlord and Tenant agree that the stated rentable square footage shall be used for all purposes under this Lease and is not subject to adjustment.

In the event Tenant elects to construct mezzanine space in the Building, Tenant shall not be required to pay Base Rent or Additional Rent on any such mezzanine space and any mezzanine space shall not be utilized in determining the amount of the Tenant Improvement Allowance (as defined in the Work Letter Agreement), the Fair Market Rental for any extended term or the Purchase Price in Section 2.06 below.

Section 1.05         Lease Term. One hundred forty-one (141) months beginning on September 13, 2018 (the “Commencement Date”), and ending on the last day of the month following a full one hundred forty-one (141) months thereafter (approximately June 30, 2030) (“Expiration Date”).

Section 1.06         Permitted Uses. (See Article Five) Tenant may use and occupy the Premises only for executive, general office, and engineering purposes for the portion of the Premises built out as office space and only for research, development, and manufacturing purposes the portion of the Premises built out as warehouse space, and no other use of the Premises shall be permitted without the express written consent of Landlord. Tenant’s use of the Premises shall be subject to all restrictions of record including, but not limited to, that certain Amended and Restated Non-Exclusive Easement Agreement recorded May 17, 2004 at Maricopa County Recorder’s No. 2004-0546146, as amended by that certain First Amendment to Amended and Restated Non-Exclusive Easement Agreement recorded July 19, 2016 at Maricopa County Recorder’s No. 2016-0508574 (collectively, the “Easement Agreement”).

Section 1.07         Tenant’s Guarantor. (If none, so state) None.

Section 1.08         Brokers. (See Article Fourteen) (If none, so state)

Landlord’s Broker:                                         CB Richard Ellis
Mark S. Krison
2415 E. Camelback Road
Phoenix, Arizona 85016
Phone:
Email:

Tenant’s Broker:                                                    Keyser, LLC
Clint Hardison
Scottsdale Financial Center
4141 North Scottsdale Road, Suite 150
Scottsdale, AZ 85251
Phone:
Email:

Section 1.09         Commission Payable to Landlord’s Broker. (See Article Fourteen) Pursuant to separate agreement.

Section 1.10         Initial Security Deposit. (See Section 3.02) $150,000.00.

Section 1.11         Vehicle Parking Spaces Allocated to Tenant. (See Section 5.13) Seven hundred eighty-five (785) uncovered and unreserved spaces.

Section 1.12         Rent and Other Charges Payable by Tenant.

(a)           BASE RENT: The Base Rent for the Lease Term commencing on the Commencement Date is as follows:

Term	Base Rent Per Rentable Square Foot Per Year	Base Rent Per Year	Base Rent Per Month
Months 1-12*	$0.00	$0.00	$0.00
Months 13-24	$16.00	$1,725,072.00	$143,756.00
Months 25-36	$16.50	$1,778,980.50	$148,248.38
Months 37-48	$17.00	$1,832,889.00	$152,740.75
Months 49-60	$17.50	$1,886,797.50	$157,233.13
Months 61-72	$18.00	$1,940,706.00	$161,725.50
Months 73-84	$18.50	$1,994,614.50	$166,217.88
Months 85-96	$19.00	$2,048,523.00	$170,710.25
Months 97-108	$19.50	$2,102,431.50	$175,202.63
Months 109-120	$20.00	$2,156,340.00	$179,695.00
Months 121-132	$20.50	$2,210,248.50	$184,187.38
Months 133-141	$21.00	$2,264,157.00	$188,679.75

* including any fractional month at the beginning of the Lease Term should the Commencement Date fall on a day other than the first day of a calendar month. In addition, Tenant shall pay all applicable rental and privilege taxes on the Base Rent during the entire Lease Term and shall be responsible for the payment of Additional Rent during any time period of free or abated Base Rent.

(b)           ADDITIONAL RENT: (i) Tenant’s Pro-Rata Share of Operating Expenses (See Section 4.02); (ii) Utilities (See Section 4.03); and (iii) Impounds for Insurance Premiums, if applicable (See Section 4.04(g)); including all applicable rental and privilege taxes on said Additional Rent during the entire Lease Term. All charges payable by Tenant to Landlord other than Base Rent are called “Additional Rent.” Unless this Lease provides otherwise, Tenant shall pay all Additional Rent then due with the next monthly installment of Base Rent. The terms “rent” or “Rent” shall mean Base Rent and Additional Rent.

Section 1.13         Tenant’s Pro-Rata Share of Operating Expenses. (See Section 4.01(a)) 100%

Section 1.14         Intentionally Omitted.

Section 1.15         Landlord’s Share of Profit on Assignment or Sublease. (See Section 9.05) Fifty Percent (50%) of the Profit (the “Landlord’s Share”).

Section 1.16         Rentable Square Feet/Footage. The rentable square footage of the Premises shall be established using the Building Owners and Managers Association International, ANSI Z65.1- 1996 (“BOMA”) method of measurement using Gross Building Area (which includes the R/U Ratio applicable to the load factor). BOMA is incorporated herein by reference.

Section 1.17         Common Areas. All areas within the Project which are available for the common use of tenants of the Project and which are not leased or held for the exclusive use of Tenant or other tenants, including, but not limited to, parking areas, driveways, sidewalks, loading areas, access roads, landscaping, planted areas, lobbies, corridors, hallways, elevator foyers, restrooms, mail rooms, mechanical and electrical rooms, janitorial closets, and other similar facilities used by tenants or for the benefit of tenants on a non-exclusive basis.

Section 1.18         Riders/Exhibits. The following Riders or Exhibits are attached to and made a part of this Lease:

Exhibit A — Premises/Building and Project
Exhibit B — Work Letter Agreement
Exhibit C — Rules and Regulations

ARTICLE TWO:  LEASE TERM

Section 2.01         Lease of Premises For Lease Term. Landlord leases the Premises to Tenant and Tenant leases the Premises from Landlord for the Lease Term. The Lease Term is for the period stated in Section 1.05 above and shall begin and end on the dates specified in Section 1.05 above, unless the beginning or end of the Lease Term is changed under any provision of this Lease. The “Commencement Date” shall be the date specified in Section 1.05 above for the beginning of the Lease Term, unless advanced or delayed under any provision of this Lease.

Section 2.02         Title Commitment and Lease Termination. Within fourteen (14) days following full execution of this Lease, Landlord shall deliver to Tenant an ALTA title commitment for the Project (“Initial Title Commitment”). In the event Tenant disapproves of any matters on the Initial Title Commitment, Tenant shall have the right to terminate this Lease within two (2) business days after receipt of the Initial Title Commitment by providing Landlord with written notice of its election to terminate this Lease. Upon Landlord’s receipt of such termination notice, this Lease shall be deemed terminated and to the extent Tenant has paid Landlord any security deposit or pre-paid Base Rent, such sums shall be refunded to Tenant. In the event Tenant fails to timely notify Landlord of its election to terminate this Lease, Tenant’s right to terminate in accordance with this Section shall be deemed null and void.

Section 2.03         Holding Over. Tenant shall be permitted to hold over in the Premises for sixty (60) days following the Expiration Date (“Permitted Holdover Period”). Accordingly, in the event Tenant remains in the Premises following the Expiration Date, the Expiration Date shall automatically be extended for the Permitted Holdover Period and Tenant shall continue to pay the same Base Rent. Tenant shall vacate the Premises upon the expiration of the Permitted Holdover Period or earlier termination of this Lease. Except in the case of a permitted holdover, Tenant shall reimburse Landlord for and indemnify Landlord against all damages which Landlord incurs from Tenant’s delay in vacating the Premises. If Tenant does not vacate the Premises upon the expiration of the Permitted Holdover Period or earlier termination of the Lease and Landlord thereafter accepts rent from Tenant, Tenant’s occupancy of the Premises shall be a “month-to-month” tenancy, subject to all of the terms of this Lease and any governmental statutes which are applicable to a month-to-month tenancy, but do not conflict with any provision contained in this Lease, except that the Base Rent then in effect shall be increased by one hundred twenty-five percent (125%). Landlord’s right to collect such rent shall be in addition to and shall not preclude concurrent, alternative or successive exercise of any other rights or remedies available to Landlord.

Section 2.04         Early Occupancy. If Tenant occupies the Premises prior to the Commencement Date, Tenant’s occupancy of the Premises shall be subject to all of the provisions of this Lease. Early occupancy of the Premises shall not advance the Expiration Date of this Lease. Tenant shall not be required to pay any Base Rent for the early occupancy period but shall be required to pay any Additional Rent and all other charges specified in this Lease for the early occupancy period.

Section 2.05         Option to Extend Lease Term. At the expiration of the original Term, Tenant may extend this Lease for two (2) extended terms of five (5) years each by giving Landlord written notice of its intention to do so not later than twelve (12) months prior to the expiration of the original Lease Term, and thereafter twelve (12) months prior to the expiration of the applicable extended term; provided, however, that Tenant is not in material default beyond any applicable cure period under the Lease on the date of giving such notice or on the date of commencement of such extended term. Any termination of the Lease shall result in automatic termination of this option. Tenant’s right to extend the Lease Term provided herein is personal to Tenant and may not be assigned or otherwise transferred separate from this Lease; provided, however, the foregoing shall not prohibit Tenant from assigning the right to extend to a Tenant Affiliate pursuant to an assignment of the Lease permitted under Section 9.02. The extended term shall be upon all of the terms and conditions of this Lease, except that the following rights of Tenant during the original Term of this Lease shall not apply during such extended term: (a) any right to rent-free possession; (b) any right to further extension of the term of the Lease beyond the extended terms set forth herein above; (c) any right to continue to pay the same Base Rent; (d) any right to additional Tenant Allowance; and (f) the right to the continuation of any cap on Controllable Operating Expenses from the previous year (it being understood that the Operating Expenses for the first twelve (12) months of each new extension term shall be the actual Operating Expenses without any cap and thereafter the cap set forth in Section 4.02(e) shall apply. In no event shall the Base Rent for any extended term be less than the Base Rent payable by Tenant during the full month immediately preceding the extended term.

The Base Rent for each extended term shall be calculated as follows:

(a)           Landlord and Tenant hereby acknowledge and agree that the Base Rent during each extended term shall be equal to the “Fair Market Rental” for the Premises, as determined in accordance with this Section. Following receipt by Landlord of Tenant’s notice to exercise each option, Landlord shall provide Tenant with written notice of its determination of Fair Market Rental for the Premises. The parties shall have thirty (30) days thereafter (“Agreement Period”) in order to agree on Base Rent during such extended term.

(b)           If the parties fail to agree on the Base Rent for such extended term during the Agreement Period, then the Fair Market Rental shall be established by appraisal. Landlord and Tenant shall each appoint one real estate appraiser who meets the qualifications set forth below, within thirty (30) days following the Agreement Period (“Appraiser Selection Period”); provided, however, that if either party fails to designate an appraiser within the time period specified, then the appraiser who is designated shall conclusively determine the Fair Market Rental. The two (2) appraisers shall attempt to reach an agreement concerning the Fair Market Rental within the within thirty (30) days after the second thereof has been designated.

(c)           Landlord and Tenant intend that the “Fair Market Rental” shall be deemed to be the rent per square foot of rentable area of space that is then being charged for space located in buildings in the vicinity of the Building that are comparable in quality, age and size and offer similar amenities to the Building and involving leases with similar terms and conditions, and involving the use of the premises for similar purposes allowed under the Lease for tenants of similar size, credit quality and stature and include current market concessions including tenant improvement allowances, abatement, downtime to secure a new tenant, brokerage commissions, a new base year, inducements and other economic considerations for the lease of space comparable to the Premises then being offered in similar buildings in the Southeast Valley Submarket. The spaces used for comparison shall be comparable in size, age, quality and design to the Premises, and such spaces used for comparison shall be comparable to the Premises with respect to their location within such buildings, the quality and quantity of tenant improvements installed at each landlord’s expense, the services provided by each landlord to such tenant, and the financial strength of tenant.

(d)           Should the two appraisers be unable to agree within said thirty (30) days, the two appraisers shall each submit an independent written appraisal and together they shall designate one (1) additional person as appraiser (which appraiser must also meet the qualifications set forth below) within five (5) days following the expiration of said thirty (30) day period; provided however, that if the difference between the two appraisals is ten percent (10%) or less, then an additional appraiser shall not be designated and the Fair Market Rental shall equal the average of the two (2) appraisals that are submitted. If the two appraisers cannot agree upon a third appraiser, then either party hereunder may request that the Presiding Judge of the Maricopa County Superior Court appoint such third appraiser. The third appraiser shall submit an independent written appraisal within fifteen (15) days following his or her appointment. The Fair Market Rental shall be equal to the average of the two (2) written appraisals which are closest, and third (3rd) appraisal shall be disregarded.

(e)           Each party shall bear the costs of the appraiser appointed by it. If three (3) appraiser are appointed, each party shall bear the cost of the appraiser appointed by it and the parties shall share equally in the cost of the third appraiser. No person shall be appointed or designated an appraiser unless he or she is (i) an independent appraiser who is a currently certified member of the American Institute of Real Estate Appraisers (with MAI designation) and unless he or she has at least five (5) years’ experience as an appraiser in Maricopa County, or (ii) a real estate broker with at least ten (10) years’ experience in leasing of commercial office space in the vicinity of the Project. The third appraiser shall not have ever been employed (full-time or part-time or on a consulting basis) by Landlord or Tenant.

(f)            In the event that the Fair Market Rental is not established before the commencement of the extended term, Tenant shall continue to pay the Base Rent in effect as of the end of the prior term; when the Fair Market Rental has been established, the new Base Rent shall be retroactively effective as of the beginning of the extended term, and Tenant shall pay Landlord any deficiency with in thirty (30) days after the establishment of the new Base Rent.

Section 2.06         Tenant’s Purchase Option. Provided Tenant is not in default of this Lease at any time during the Lease Term, Landlord hereby grants Tenant an ongoing option to purchase the Project in accordance with the provisions of this Section 2.06 (the “Purchase Option”). Tenant may exercise its Purchase Option in accordance with the terms hereof at any time beginning on the Commencement Date and continuing through the 36th month of the Lease Term (the “Purchase Option Term”). In order to exercise the Purchase Option, Tenant must notify Landlord in writing of its election to exercise the Purchase Option prior to the expiration of the Purchase Option Term (“Tenant’s Option Notice”) and shall deposit with Escrow Agent the sum of One Hundred Fifty Thousand and No/100 Dollars ($150,000.00) (“Earnest Money”) within two (2) business day after delivery the Tenant’s Option Notice.

(a)           The Purchase Price for the Project pursuant to the Purchase Option shall be the following: (a) during the first 12 months of the Lease Term, $220.00 per rentable square feet for the 107,817 rentable square feet of the Premises for a total of Twenty-Three Million Seven Hundred Nineteen Thousand Seven Hundred Forty and No/100 Dollars ($23,719,740.00); (b) during the second 12 months of the Lease Term, $227.00 per rentable square feet for the 107,817 rentable square feet of the Premises for a total of Twenty-Four Million Four Hundred Seventy-Four Thousand Four Hundred Fifty-Nine and No/100 Dollars ($24,474,459.00); and (c) during the third 12 months of the Lease Term, $233.00 per rentable square feet for the 107,817 rentable square feet of the Premises for a total of Twenty-Five Million One Hundred Twenty-One Thousand Three Hundred Sixty-One and No/100 Dollars ($25,121,361.00). In the event of a condemnation of any portion of the Project, Tenant shall receive credit against the Purchase Price in the amount of any condemnation award received by Landlord less any amount utilized by Landlord for the restoration of the Project following said condemnation.

(b)           If Tenant timely and properly exercises the Purchase Option, the closing of the purchase and sale of the Project by Landlord and Tenant will occur not later than ninety (90) days after Tenant has exercised its Purchase Option (the “Closing” or “Closing Date”). The Closing of the transaction contemplated by this Purchase Option shall occur at the offices of an escrow agent selected by Tenant and approved by Landlord (the “Escrow Agent”). Landlord’s approval of the escrow agent may be withheld if the escrow agent selected by Tenant charges higher title and escrow fees than Landlord’s preferred escrow agent. At the Closing: (i) Landlord will convey the Project to Tenant by Special Warranty Deed, free and clear of all monetary liens and encumbrances (unless caused by Tenant) but subject to all Permitted Exceptions, as defined below, contained in the title report; (ii) Tenant will pay the Purchase Price to Landlord by wire transfer or in other immediately available funds, subject to credit for the Earnest Money, any security deposits paid pursuant to the Lease, and any adjustments and prorations described below; (iii) taxes will be prorated between the parties as of the Closing Date (such proration will be based on the prior year’s taxes and will be deemed a final settlement); (iv) Landlord will pay for a standard owner’s title insurance policy in the amount of the Purchase Price, subject to the Permitted Exceptions; (v) Landlord will assign to Tenant any existing construction warranties afforded to Landlord; and (vi) each party will pay its own closing costs in accordance with customary practice in Maricopa County, Arizona. Landlord shall responsible for the payment of any broker’s commissions payable relative to this Lease following Closing.

(c)           Promptly after Tenant delivers Tenant’s Option Notice exercising the Purchase Option, Landlord will deliver to Tenant an updated title insurance commitment to insure title to the Project in Tenant in the amount of the Purchase Price (the “Title Commitment”). Tenant will have a period of forty-five (45) days after the delivery of the Title Commitment (“Title Objection Period”) in which object to any new title exceptions first appearing on the Title

Commitment (“New Exceptions”) which were not on the Initial Title Commitment (unless such exceptions were caused by Tenant in which case Tenant shall not be permitted to object to said exceptions) and to negotiate with the Escrow Agent concerning deletion of any New Exceptions. Landlord, however, will have no obligation to expend any sums to cure any objections Tenant may have to any New Exceptions or any other matters contained in the Title Commitment. As used herein, the “Permitted Exceptions” shall mean all exceptions to title shown on the Title Commitment covering the Project and dated upon the date the Purchase Option is exercised by Tenant, and any matter shown on an ALTA survey of the land, or any matters of record, but Permitted Exceptions will not include any monetary liens or encumbrances (other than any such liens or encumbrances which Tenant would be required to pay pursuant to this Lease, such as taxes for periods subsequent to the Commencement Date or pursuant to any covenants, conditions and restrictions pertaining to the Project). If Tenant, in its sole and absolute discretion, is not satisfied with any New Exceptions as reflected on the Title Commitment, Tenant may, by notice given to Landlord prior to the end of such forty-five (45) day period set forth above, terminate Tenant’s exercise of the Purchase Option and receive a return of the Earnest Money, in which case neither party will have any further rights or obligations under this Section 2.06 (which will thereupon become null and void), and this Lease will otherwise remain in full force and effect.

(d)           The Earnest Money will be held in an interest bearing account under Tenant’s taxpayer identification number, to be supplied by Tenant to Escrow Agent. Tenant shall be entitled to receive all interest accrued thereon unless Landlord shall become entitled to the Earnest Money due to a default by Tenant, in which event Landlord shall be entitled to all interest accrued thereon. In the event of a default by either party, the Earnest Money and interest thereon will be disbursed by Escrow Agent in accordance with the terms hereof. The Earnest Money and interest thereon will be applied to the Purchase Price at Closing. The Earnest Money shall become non-refundable to Tenant upon expiration of the Title Objection Period.

(e)           If Tenant does not exercise the Purchase Option timely, or terminates such Purchase Option as provided above, Tenant will, upon Landlord’s request, execute a certificate or amendment to this Lease confirming that Tenant has no further rights under this Section 2.06. If Tenant exercises the Purchase Option, does not terminate such exercise of its Purchase Option within such forty- five (45) day period and then fails to close its purchase of the Project in accordance with the foregoing provisions, Landlord’s sole and absolute remedy against Tenant shall be to receive the Earnest Money, plus all interest earned and accrued thereon, as liquidated damages (and not as a penalty) in lieu of, and as full compensation for, all other rights or claims of Landlord against Tenant by reason of such default. Landlord and Tenant acknowledge that the damages to Landlord resulting from Tenant’s breach would be difficult, if not impossible, to ascertain with any accuracy, and that the liquidated damage amount set forth in this Section represents both parties’ best efforts to approximate such potential damages. If Tenant properly and timely exercises the Purchase Option, does not terminate such exercise of the Purchase Option within such forty-five (45) day period and Landlord fails to close its sale of the Project in accordance with the foregoing provisions, Tenant’s sole and absolute remedy against Landlord shall be to seek specific performance. Any action for specific performance by either party shall be filed within three (3) months of the expiration, cancellation or other termination of the Purchase Option. Upon written notice to Landlord, Tenant may assign its rights under this Section 2.06 to any Tenant Affiliate, provided that no such assignment will relieve Tenant of any obligations hereunder. This Lease, and any obligation for payment of Rent hereunder shall expire and terminate as of the effective date of the Closing and consummation of the purchase of the Project by Tenant pursuant to its exercise of the Purchase Option as provided for herein.

Section 2.07         Right of First Refusal. Provided Tenant has not previously exercised the Purchase Option and thereafter terminated such Purchase Option in accordance with Section 2.06 above, beginning on the thirty sixth (36th) month following the Commencement Date and continuing thereafter, unless terminated pursuant to the terms hereof (“ROFR Period”) and provided Tenant is not in default hereunder beyond applicable notice and/or cure periods and the Term (as the same may be extended pursuant to this Lease) has not expired, Tenant shall have a right of first refusal to purchase the Project subject to the terms of this Section 2.07 (“ROFR”).

(a)           In the event Landlord places the Project up for sale at any time during the ROFR Period, and Landlord and a bona fide third party unrelated to Landlord have executed a Letter of Intent for the purchase of the Project (“ROFR LOI”), Landlord shall notify Tenant of the availability of such proposed sale and the existence of the bona fide third party offer, and present the terms of the ROFR LOI to Tenant (“ROFR Notice”) prior to executing a contract for the sale of the Project with said third party. Tenant shall have fifteen (15) days from its receipt of ROFR Notice to inform Landlord in writing of its binding agreement and commitment to purchase the Project on the same terms and conditions contained in the ROFR Notice (“ROFR Acceptance”). If Tenant elects not to purchase the Project, fails to timely provide the ROFR Acceptance, or fails to timely execute the purchase and sale agreement, such occurrence shall be deemed a rejection and termination of the ROFR of Tenant to purchase upon such terms and the Landlord shall be free to execute and enter into, or proceed with the contract for sale and the sale of the Project, as specified in the ROFR Notice, to the third party or any prospective purchaser who is willing to purchase the Project upon such terms and conditions, provided the sale to and purchase by any such purchaser is consummated and closes within six (6) months from the date of the giving of such ROFR Notice to Tenant. If such sale by Landlord is not consummated and closed within said six (6) month period, or if Landlord elects to materially change the terms for any sale to such third party from those terms stated in the ROFR Notice, this ROFR shall be reinstated and continue in force and effect and Landlord must thereafter comply with the terms of this ROFR and must again give Tenant a new ROFR Notice (“New ROFR Notice”) as provided above covering any proposed sale by Landlord of the Project only and the terms in this paragraph, for acceptance or rejection and/or for closing and consummation of the sale within the time periods provided above shall be and continue to be applicable to such New ROFR Notice. Landlord shall not proceed with any sale of the Project during the ROFR Period without first executing a letter of intent. Tenant agrees and acknowledges that the ROFR granted herein is personal to Tenant and may not be assigned or transferred to any other party without Landlord’s prior written consent, which may be granted or withheld in Landlord’s sole discretion. Upon any sublease, assignment or transfer under the Lease by Tenant with the exception of all transfers to a Tenant Affiliate (as defined in Section 9.02 below) or Tenant-related entities as described herein, with or without Landlord’s consent or Tenant’s failure to exercise the ROFR, the ROFR granted herein shall automatically terminate. For the avoidance of doubt, the sale or transfer by Landlord of the Project to a Landlord affiliate or Landlord related party, the terms of this Section 2.07 shall not apply.

(b)           If Tenant, within said fifteen (15) day period after the giving by Landlord of the ROFR Notice or any New ROFR Notice as provided above, shall elect and give the ROFR Acceptance in writing for the exercise of its ROFR and its right and commitment to purchase the

Project upon the terms and offer specified in the ROFR Notice (or any subsequent New ROFR Notice) from the Landlord, the same shall constitute a binding acceptance by Tenant and a binding, enforceable agreement to purchase by and between Landlord, as seller, and Tenant, as buyer, and the parties shall forthwith, and within ten (10) days thereafter enter into and execute a formal written Purchase Contract and Escrow Instructions (the “Purchase Contract”), for the sale by Landlord to and purchase by the Tenant of the Project and Tenant shall provide any earnest money or other monies as and when required under the Purchase Contract, all upon the terms and conditions identical to or substantially the same as those specified in the ROFR Notice.

(c)           All Base Rent, Additional Rent and all other sums due under or with respect to this Lease shall be current and paid in full to the date of and at the closing of the sale of the Project to Tenant. All real estate taxes, improvement liens and any other assessments and water or power district dues or assessments and all utility and occupancy expenses payable by Tenant under this Lease, and other like charges, applicable to the Project, shall be assumed and be the obligation of the Tenant. This Lease, and any obligation for payment of Rent hereunder shall expire and terminate as of the effective date of the closing and consummation of the purchase of the Project by Tenant pursuant to its exercise of the ROFR as provided for herein.

ARTICLE THREE:  BASE RENT

Section 3.01         Time and Manner of Payment. Upon execution of this Lease, Tenant shall pay Landlord the Base Rent in the amount stated for the 13th, 14th and 15th full months of the Lease Term in Section 1.12(a) above (“Initial Payment Upon Execution”). Additional Rent for said months shall be paid monthly as and when due. The Initial Payment Upon Execution shall be held by Landlord and applied to Base Rent due for the 13th, 14th and 15th full calendar months of the Lease Term. If the Commencement Date falls on a day other than the first day of the month, Tenant shall pay Landlord the Base Rent due for the resulting first partial month within ten (10) days of receipt of Landlord’s invoice. Any such first partial month Base Rent shall be calculated on a prorated basis by multiplying the Base Rent amounts applicable for the 13th month of the Lease Term by a fraction, the numerator of which shall be the actual number of days from the Commencement Date to the end of month and the denominator of which shall be the total number of days in the month. On the first day of the 16th full month of the Lease Term and each month thereafter, Tenant shall pay Landlord the Base Rent and Additional Rent, in advance, without offset, deduction or prior demand. In the event the payment made upon execution of this Lease for the 13th, 14th and 15th months Base Rent differs from the actual Base Rent charges due from Tenant, any resulting credit or balance due shall be credited against or added to, respectively, the amount due from Tenant for the 16th full month of the Lease. The Base Rent and Additional Rent shall be payable by ACH payment or at Landlord’s address or at such other place as Landlord may designate in writing. Payments of Base Rent and Additional Rent for any fractional calendar month shall be prorated.

Section 3.02         Security Deposit. Upon the execution of this Lease in addition to payment of the 13th, 14th and 15th months’ Base Rent and applicable taxes, Tenant shall deposit with Landlord a cash Security Deposit in the amount set forth in Section 1.10 above, as security for the full performance by Tenant of its obligations hereunder. If Tenant defaults under any provision hereof, Landlord shall be entitled, at its option, to apply or retain all or any part of the Security Deposit for the payment of any Base Rent, Additional Rent, Tenant’s Pro Rata Share, other sum owing by Tenant to Landlord, or any amount which Landlord may become obligated to spend because of Tenant’s default, or to compensate Landlord for any loss or damage which Landlord may suffer because of Tenant’s default. Notwithstanding the foregoing, Landlord shall only be entitled to retain such portion of the Security Deposit as necessary to compensate Landlord for Tenant’s default in accordance herewith. If any portion of the Security Deposit is so used or applied, Tenant shall, within five (5) days after written demand therefor, deposit cash with Landlord in an amount sufficient to restore the Security Deposit to its original amount. Tenant’s failure to do so shall be a material default under this Lease. Landlord shall not be required to keep the Security Deposit separate from its other accounts and no trust relationship is created with respect to the Security Deposit. Tenant shall not be entitled to interest on the Security Deposit. If Tenant fully performs every provision of this Lease to be performed by it, the Security Deposit or any balance thereof shall be returned to Tenant at the expiration of the term of this Lease or any period of holding over. Landlord’s rights with respect to the Security Deposit shall be in addition to and shall not preclude concurrent, alternative or successive exercises of any other rights or remedies available to Landlord.

Section 3.03         Termination; Advance Payments. Upon termination of this Lease under Article Seven (Damage or Destruction), Article Eight (Condemnation) or any other termination not resulting from Tenant’s default, and after Tenant has vacated the Premises in the manner required by this Lease, Landlord shall refund or credit to Tenant (or Tenant’s successor) the unused portion of the Security Deposit, any advance rent or other advance payments made by Tenant to Landlord, and any amounts paid for real property taxes and other reserves which apply to any time periods after termination of the Lease.

Section 3.04         Rental/Privilege Taxes. Tenant shall pay Landlord any and all privilege, commercial rental tax, transactional, excise or other taxes (not including Landlord’s income taxes) imposed or levied by any taxing authority against Landlord for, or on Landlord’s right to receive or the receipt by Landlord of, Base Rent, Additional Rent and any other charges or sums payable by Tenant under this Lease, said taxes to be paid and due at the time provided for payment of said Base Rent, Additional Rent or other sums or charges by Tenant.

ARTICLE FOUR:  OTHER CHARGES PAYABLE BY TENANT

Section 4.01         Definitions. For purposes of this Article 4 and the Lease:

(a)           “Tenant’s Pro-Rata Share” means the ratio, expressed as a percentage, of the rentable square feet in the Premises, to the entire rentable square footage in the Building. Tenant’s Pro Rata Share as of the date of this Lease is as set forth in Section 1.13 above. The numerator of Tenant’s Pro Rata Share is subject to adjustment if the rentable square footage of the Premises changes pursuant to the provisions of this Lease, and the denominator of Tenant’s Pro Rata Share is subject to adjustment if the rentable square footage available at the Building changes.

(b)           “Calendar Year” shall mean the 12-month period beginning January 1 and ending December 31 and each 12-month period thereafter.

(c)           “Real Estate Taxes” shall mean all taxes, assessments, levies, and other charges, improvement lien assessments including, but not limited to, improvement assessments,

general and special, ordinary and extraordinary, foreseen and unforeseen, of any kind and nature whatsoever, which shall or may be during the Lease Term assessed, levied, charged, confirmed, or imposed upon or become payable out of or become a lien on the Project or any portion thereof, but shall not include any estate, succession, inheritance, or transfer taxes, or any income, profits, or revenue tax imposed upon the rent received as such by Landlord under this Lease; provided, however, that if at any time during the Lease Term, the present method of real estate taxation or assessment shall be so changed that there shall be substituted for the whole or any part of such taxes, assessments, levies, impositions, or charges now or hereafter levied, assessed, or imposed on real estate and improvements, a capital tax or other tax imposed on the rents or income received by Landlord from the Project or the rents or income reserved herein, or any part thereof, then all such capital taxes or other taxes shall, to the extent that they are so substituted, be deemed to be included within the term “Real Estate Taxes.” Tenant shall pay all taxes charged against trade fixtures, furnishings, equipment or any other personal property belonging to Tenant. Tenant shall use Tenant’s best efforts to have personal property taxed separately from the Premises. If any of Tenant’s personal property is taxed with the Premises, Tenant shall pay Landlord the taxes for the personal property within fifteen (15) days after Tenant receives a written statement from Landlord for such personal property taxes.

(d)           “Operating Expenses” means for the purposes hereof all costs, expenses, and fees incurred by Landlord in owning, managing, maintaining, repairing, replacing and operating the Premises, Building and surrounding parking lots, entryways and Common Area within the Project (whether or not now customary or in the contemplation of the parties) during any Calendar Year or portion thereof, including, but not limited to, the following: (a) Real Estate Taxes; (b) property management and building superintendent fees (which may include market rate fees for such services payable to Landlord or its related entities who perform such services in an amount not to exceed 2% of Base Rent and Additional Rent); and wages, charges, taxes, fringe benefits or other labor costs relative to services provided only for the Premises; (c) equipment, supplies and materials (new or replacement); the cost of water, sewer service, gas, electricity and other utilities and services (except telephone, cable and internet service for the Tenant, which shall be the obligation of each Tenant, and any utilities for which a separate meter has been installed for the Premises, which shall be paid directly to the supplier by Tenant; utilities paid directly to the supplier by other tenants pursuant to the terms of their leases shall also be excluded from Operating Expenses); the cost of refuse, garbage and trash removal, collection and disposal and the cost of pest control; (d) the cost of upkeep, repair and maintenance of the Premises and Building, including but not limited to, the roof and structural elements thereof and any elevators, plumbing and electrical systems and the cost of service maintenance and replacement contracts relating thereto; the cost of upkeep and maintenance of any parking areas (including any covered parking canopies), sidewalks, hallways, stairways, toilets and other common facilities and the cost of service maintenance and replacement contracts relating thereto; the cost of landscaping, landscape maintenance and replacement; reclaimed water usage for landscaping; the cost of cleaning and other care of the Project, the Building, the Premises and the improvements comprising the same; (e) insurance premiums and other costs for fire and extended coverage insurance, comprehensive public liability insurance and other insurance paid by Landlord in such amounts as Landlord may determine in accordance with Sections 4.04(a) and 4.04(b); any deductible amount under Landlord’s insurance maintained pursuant to Section 4.04; (f) capital expenditures amortized over the useful life under generally accepted accounting principles; and (g) the expenses incurred by or payable by Landlord for the operation, maintenance and repair of the Common Area of the Project and the expenses payable by Landlord under any applicable easements, covenants, conditions and restrictions and any document recorded against or for the benefit of the Project. Notwithstanding the foregoing, Operating Expenses shall not include the costs of maintenance, repair or replacement of the structural portions of the: (i) foundations, (ii) exterior walls, or (iii) roof.

Section 4.02         Operating Expenses; Late Charges; Interest.

(a)           Operating Expense Payment. In addition to the Base Rent, for each Calendar Year during the Term, Tenant shall pay Landlord Tenant’s Pro-Rata Share of the Operating Expenses (calculated on a per rentable square foot per annum basis) (the “Operating Expense Payment”). The Operating Expense Payment shall be made by Tenant to Landlord in accordance with the terms of this Section 4.02 and shall be subject to adjustment as provided for in this Section 4.02.

(b)           Monthly Payment of Estimated Amount. For each Calendar Year, Tenant shall pay, at the time of payment of each monthly installment of Base Rent, an amount equal to one- twelfth (1/12) of Landlord’s reasonable estimate of the sum of the Operating Expense Payment to be due for the then current Calendar Year, if any. Said monthly payments shall be an estimate of the Operating Expense Payment for the then current Calendar Year and shall be subject to adjustment based upon the final calculation of the Operating Expense Payment as provided for in this Section 4.02.

(i)            Within ninety (90) days after the end of each Calendar Year, Landlord shall furnish to Tenant a written statement setting forth the Operating Expenses for the most recently completed Calendar Year and Tenant’s Operating Expense Payment. Landlord’s failure to render a statement with respect to increases in Operating Expenses for any Calendar Year shall not prejudice Landlord’s right to thereafter render a statement with respect thereto or with respect to any other Calendar Year provided said statement is rendered within one year after the end of the Calendar Year. In the event Landlord fails to render a statement within one year after the end of the Calendar Year, Landlord shall be deemed to have waived its right to collect any unpaid sums due for said Calendar Year.

(ii)           After the end of each Calendar Year, Tenant shall make or receive for any Calendar Year, a payment or a credit equal to any excess or deficiency between the actual Operating Expense Payment, if any, owed by Tenant for the most recent Calendar Year and the amounts paid by Tenant as an estimate of the Operating Expense Payment. Tenant or Landlord shall pay such Operating Expense Payment or receive such credit against future payments (provided Tenant has not purchased the Project) within fifteen (15) days following receipt of notice thereof and receipt of the statement described herein. In the event all or any portion of the Operating Expense Payment remains due by Landlord or Tenant following the expiration or termination of this Lease, the party responsible for making said payment shall pay the other party within fifteen (15) days following receipt of notice thereof and receipt of the statement described herein.

(iii)          Tenant’s obligation with respect to the Operating Expense Payment shall survive the expiration or early termination of the Lease, and all such payments shall be prorated to reflect the actual term of this Lease.

(iv)          Landlord agrees that upon written request of Tenant made within thirty (30) days of receiving the annual statement of Tenant’s Pro Rata Share, Landlord shall make the books and records for said prior year available for audit at its offices in the greater Phoenix area or the greater San Diego area during normal business hours. Except as set forth below, any audit shall be conducted by a regional or national accounting firm, or a professional brokerage firm that specializes in such audits and such services shall not, in any manner, be provided on a contingency fee basis. If the audit confirms that the actual Operating Expenses charged to Tenant during the prior Calendar Year have been overstated by Landlord, Landlord shall immediately refund the entire excess. If the audit confirms that the Operating Expenses charged to Tenant during the prior Calendar Year have been undercharged by Landlord, Tenant shall immediately pay the entire amount understated. The annual statement of Tenant’s Pro Rata Share shall be deemed binding and conclusive unless Tenant timely provides an audit notice to Landlord, thereafter audits the books and records within one hundred and eighty (180) days of the notice date and said audits confirms an over or understated amount. If Landlord disagrees with the results of Tenant’s audit and the parties cannot otherwise agree, then Landlord and Tenant’s auditor shall together select a neutral auditor of similar qualifications to conduct a review of such books and records (the fees of such neutral auditor to be shared equally by Landlord and Tenant, unless such neutral auditor’s review reveals that Operating Expenses were overstated by Landlord by more than five percent (5%), in which case Landlord shall bear all such costs and if such neutral auditor’s review reveals less than a 5% over statement, Tenant shall bear all such costs), and the determination of Operating Expenses reached by such neutral auditor shall be final and conclusive.

(c)           Late Charges. Tenant’s failure to pay Rent promptly may cause Landlord to incur unanticipated costs. The exact amount of such costs are impractical or extremely difficult to ascertain. Such costs may include, but are not limited to, processing and accounting charges and late charges which may be imposed on Landlord by any ground lease, mortgage or trust deed encumbering the Premises. Therefore, if Landlord does not receive any rent payment within ten (10) days after it becomes due, Tenant shall pay Landlord a late charge equal to five percent (5%) of the overdue amount. The parties agree that such late charge represents a fair and reasonable estimate of the costs Landlord will incur by reason of such late payment. Notwithstanding anything herein to the contrary, Tenant shall be entitled to written notice of such failure from Landlord once during the Lease Term and five (5) days to cure such failure before any late charges and interest are incurred.

(d)           Interest on Past Due Obligations. Any amount owed by Tenant to Landlord which is not paid when due shall bear interest at the rate of twelve percent (12%) per annum from the due date of such amount. However, interest shall not be payable on late charges to be paid by Tenant under this Lease. The payment of interest on such amounts shall not excuse or cure any default by Tenant under this Lease. If the interest rate specified in this Lease is higher than the rate permitted by law, the interest rate is hereby decreased to the maximum legal interest rate permitted by law. Notwithstanding anything herein to the contrary, Tenant shall be entitled to written notice of such failure from Landlord once during the Lease Term and five (5) days to cure such failure before any late charges and interest are incurred.

(e)           Controllable Operating Expenses. Landlord hereby agrees that any increases in the Controllable Operating Expenses (as hereinafter defined) shall not exceed five percent (5%) from the previous years’ Controllable Operating Expenses. “Controllable Operating

Expenses” shall mean Operating Expenses within the commercially reasonable control and direction of Landlord, such as on-site inspection fees, common area improvements, and similar costs and expenses. Controllable Operating Expenses shall not include insurance premiums, taxes, utilities for the Common Areas, fees or expenses required by the Easement Agreement, fees for required licenses and permits for the Building, the costs of any unionized labor associated with services provided to the Building, and similar costs and expenses including where the rates are set by third party providers and no commercially reasonable ability exists for Landlord to obtain lower prices for a similar level and type of services.

Section 4.03         Utilities and Services to the Premises. Tenant shall cause all utilities to be billed to Tenant commencing upon staging or start of any construction activities for the Tenant Improvements and shall contract with and pay directly to the appropriate supplier, the cost of all electrical power, natural gas, heat, air conditioning, electric power, sewer service, telephone, cable, internet, water, refuse disposal and other utilities and services supplied to the Premises. All utilities and services provided by Landlord to the Common Areas, including the amounts payable by Landlord under the Easement Agreement and any document recorded against or for the benefit of the Project, shall be included within Operating Expenses as set forth in more detail in Sections 4.01 and 4.02. Tenant shall not make connection to the utilities except by or through existing outlets and direct wiring installed by Tenant. Landlord shall not be liable for, nor shall Tenant be entitled to, any abatement or reduction of rental or other sums due hereunder by reason of Landlord’s failure to furnish any services or utilities when such failure is caused by the acts of Tenant or by any of the following causes beyond the reasonable control of Landlord, including but not limited to accidents, weather, utility outages, breakage, remodeling, improvements, material shortage, shipping and delivery delays, repairs, strikes, lockouts or other labor disturbances or labor disputes of any character, or by any other cause, similar or dissimilar. It is expressly understood that Landlord shall not be liable under any circumstances for loss or damage, however occurring, incurred in connection with or incidental to the failure to furnish any of the foregoing. Notwithstanding the foregoing, in the event such failure to furnish any of the foregoing is solely caused by Landlord’s gross negligence or willful misconduct, Rent shall abate beginning on the second day after such failure if, and only if, Tenant is unable to occupy the Premises due to such failure until such time as such services are restored. In addition, it is expressly understood that Landlord shall not be liable under any circumstances for consequential, speculative or punitive damages.

Section 4.04         Insurance Policies.

(a)           Liability Insurance. During the Lease Term and any period of Tenant is constructing Tenant Improvements, Tenant shall maintain a policy of commercial general liability insurance (sometimes known as broad form commercial general liability insurance) insuring Tenant against liability for bodily injury, property damage (including loss of use of property) and personal injury arising out of the operation, use or occupancy of the Premises and Project. Tenant shall name Landlord and its appointed boards, directors, officers, employees, agents and subagents, individually and collectively, as an additional insureds under such policy. The initial amount of such insurance shall be Five Million Dollars ($5,000,000) per occurrence and shall be subject to commercially reasonable periodic increase based upon increases consistent with the increased required of other landlords of similar buildings, similar premises and similar tenants in the Southeast Valley Submarket. The liability insurance obtained by Tenant under this Section 4.04(a)

shall (i) be primary and non-contributing (including umbrella coverage); (ii) contain cross-liability clauses; and (iii) insure Landlord against Tenant’s performance under Section 5.08, if the matters giving rise to the indemnity under Section 5.08 result from the negligence or other acts or failure to act where a duty to act exists on the part of Tenant. The amount and coverage of such insurance shall not limit Tenant’s liability nor relieve Tenant of any other obligation under this Lease. Tenant shall be liable for the payment of any deductible amount under Tenant’s insurance policies maintained pursuant to this Section 4.04. Landlord may also obtain commercial public liability insurance in an amount and with coverage determined by Landlord insuring Landlord against liability arising out of ownership, operation, use or occupancy of the Project. The policy obtained by Landlord shall not be contributory and shall not provide primary insurance. Tenant shall also obtain such other insurance and in such amounts as may from time to time be reasonably required by Landlord against other insurable hazards which at the time are customarily insured against in the case of premises similarly situated in Maricopa County, Arizona, with due consideration for the height and type of building, its construction, use and occupancy.

(b)           Property and Rental Income Insurance. During the Lease Term, Landlord shall maintain policies of insurance covering loss of or damage to the Building in the full amount of its replacement value. Such policy shall contain an Inflation Guard Endorsement and shall provide protection against all perils included within the classification of fire, extended coverage, vandalism, malicious mischief, special extended perils (all-risk), sprinkler leakage and any other perils which Landlord deems reasonably necessary. Landlord shall have the right to obtain flood and earthquake insurance if required by any lender holding a security interest in the Building. Landlord shall not obtain insurance for Tenant’s fixtures, equipment, or building improvements installed by Tenant on the Premises. During the Lease Term, Landlord shall also maintain (i) a rental income insurance policy, with loss payable to Landlord, in an amount equal to one year’s Base Rent, plus, to the extent available and deemed appropriate by Landlord, the Additional Rent, and (ii) such other insurance coverage as is customarily carried by landlords of comparable buildings. Tenant or Tenant’s insurance shall be liable for the payment of Tenant’s Pro Rata Share of any deductible amount under Landlord’s insurance covering damage to the Building or Tenant’s insurance policies maintained pursuant to this Section 4.04, in an amount not to exceed Fifty Thousand Dollars ($50,000).

(c)           Automobile Insurance. If Tenant utilizes vehicles in connection with the operation of its business at the Premises, Tenant shall keep and maintain commercial automobile liability insurance insuring all owned, non-owned and hired vehicles used in the conduct of Tenant’s business and operated upon or parked upon the Premises and Project with limits of liability not less than One Million and 00/100 Dollars ($1,000,000.00) combined single limit for both bodily injury and property damage. Tenant shall increase the foregoing limits if Landlord deems such increase desirable to protect Tenant and/or Landlord. Landlord and its appointed boards, directors, officers, employees, agents and subagents, individually and collectively, shall be named as additional insureds under such policy.

(d)           Tenant’s Worker’s Compensation Insurance. Tenant shall keep and maintain a standard form worker’s compensation and employer’s liability insurance covering all Tenant’s employees for injury or illness suffered in the course of or arising out of their employment, providing statutory worker’s compensation benefits and employer’s liability limits of not less than One Million and 00/100 Dollars ($1,000,000.00).

(e)           Tenant Activities. Landlord shall inform its insurance carrier of the Tenant’s permitted uses in Section 1.06 above. Tenant shall not engage in or permit any activity which will cause the cancellation or increase the existing premium rate of fire, liability, or other insurance on or relating to the Premises, the Building or the Project. In the event Tenant engages in or permits any activity that causes an increase in the existing premium rate of any such insurance, in addition to any other remedies available to Landlord under the terms of this Lease, Landlord shall have the right to demand and receive from Tenant an amount equal to the increase in the existing premium rate. Tenant shall not sell or permit to remain in or about the Premises any article that may be prohibited by special form, fire, and extended coverage insurance policies. Tenant shall comply with all requirements pertaining to the use of the Premises necessary for maintenance of such fire and public liability insurance as Landlord may from time to time obtain for the Premises, the Building, or the Project.

(f)            Payment of Premiums. Tenant shall timely pay all premiums for the insurance policies obtained by Tenant and described in this Section 4.04. Premiums for insurance policies obtained by Landlord and described in Sections 4.04(a) and (b) shall be paid by Landlord and included within Operating Expenses as set forth in more detail in Section 4.01(d).

(g)           Impounds for Insurance Premiums. If requested by any lender to whom Landlord has granted a security interest in the Project, or if Tenant is more than ten (10) days late in the payment of rent more than once in any consecutive twelve (12) month period, Tenant shall pay Landlord a sum equal to one-twelfth (1/12) of the annual insurance premiums payable by Tenant under this Lease for insurance policies obtained by Tenant, together with each payment of Base Rent. Landlord shall hold such payments in a non-interest bearing impound account. If unknown, Landlord shall reasonably estimate the amount of insurance premiums when due. Tenant shall pay any deficiency of funds in the impound account to Landlord upon written request. If Tenant defaults under this Lease, Landlord may apply any funds in the impound account to any obligation then due under this Lease.

(h)           General Insurance Provisions.

(i)            Before the Commencement Date and any Tenant Improvement work, Tenant shall deliver to Landlord a copy of any policy of insurance which Tenant is required to maintain under this Section 4.04. At least thirty (30) days prior to the expiration of any such policy, Tenant shall deliver to Landlord a renewal of such policy. As an alternative to providing a policy of insurance, Tenant shall have the right to provide Landlord a certificate of insurance, executed by an authorized officer of the insurance company, showing that the insurance which Tenant is required to maintain under this Section 4.04 is in full force and effect and containing such other information which Landlord reasonably requires.

(ii)           Any insurance which Tenant is required to maintain under this Lease shall include a provision which requires the insurance carrier to give Landlord not less than thirty (30) days’ written notice prior to any cancellation or modification of such coverage. If the insurer is unable or unwilling to provide such notice to Landlord, Tenant shall be required to provide notice to Landlord not less than ten (10) days’ prior to any cancellation or modification of such coverage.

(iii)          If Tenant fails to deliver any policy, certificate or renewal to Landlord required under this Lease within five (5) days after written notice from Landlord or if any such policy is cancelled or modified during the Lease Term without Landlord’s consent and such cancellation or modification is not cured within five (5) days after written notice from Landlord, Landlord may obtain such insurance, in which case Tenant shall reimburse Landlord for the cost of such insurance within fifteen (15) days after receipt of a statement that indicates the cost of such insurance.

(iv)          Tenant shall maintain all insurance required under this Lease with companies holding a “Best’s Financial Strength Rating” of A- or better, as set forth in the most current issue of “Best’s Credit Rating”. Coverage must be written on an occurrence basis and shall be maintained without interruption from the date of the commencement of this Lease until the date of termination of this Lease. Landlord and Tenant acknowledge the insurance markets are rapidly changing and that insurance in the form and amounts described in this Section 4.04 may not be available in the future. Tenant acknowledges that the insurance described in this Section 4.04 is for the primary benefit of Landlord. If at any time during the Lease Term, Tenant is unable to maintain the insurance required under the Lease, Tenant shall nevertheless maintain insurance coverage which is customary and commercially reasonable in the insurance industry for Tenant’s type of business, as that coverage may change from time to time. Landlord makes no representation as to the adequacy of such insurance to protect Landlord’s or Tenant’s interests.

(v)           Landlord and Tenant each hereby waive any and all rights of recovery against the other, or against the officers, employees, agents or representatives of the other, for loss of or damage to its property or the property of others under its control, if such loss or damage is covered by any insurance policy in force (whether or not described in this Lease) at the time of such loss or damage. Upon obtaining the required policies of insurance, Landlord and Tenant shall give notice to the insurance carriers of this mutual waiver of subrogation. Each policy of property insurance obtained by Landlord and Tenant pursuant to the provisions of this Lease shall include a waiver of the insurer’s right of subrogation against Landlord or Tenant (as the case may be), and shall contain an endorsement to the effect that any loss payable under such policy shall be payable notwithstanding any act or negligence of Landlord or Tenant (as the case may be), or any agent, contractor, employee or invitee of Landlord or Tenant (as the case may be), which might, absent such agreement, result in the forfeiture of payment for such loss.

(vi)          None of the requirements contained herein as to the types, limits, or Landlord’s approval of insurance coverage to be maintained by Tenant are intended to and shall not in any manner, limit, qualify, or quantify the liabilities and obligations assumed by Tenant under this Lease or any other agreement with the Landlord, or otherwise provided by law.

(vii)         Failure of Tenant to provide insurance as herein required or failure of Landlord to require evidence of insurance or to notify Tenant of any breach by Tenant of the requirements of this Section 4.04 shall not be deemed to be a waiver of any of the terms of this Lease, nor shall they be deemed to be a waiver of the obligation of the Tenant to defend, indemnify, and hold harmless the indemnified parties as required herein. The obligation to procure and maintain any insurance required is a separate responsibility of Tenant and independent of the duty to furnish a copy or certificate of such insurance policies.

ARTICLE FIVE:  USE OF PROPERTY

Section 5.01         Permitted Uses. Tenant may use the Premises only for the Permitted Uses set forth in Section 1.06 above. Such use by Tenant shall be on a non-exclusive basis with other tenants of the Project entitled to such non-exclusive use.

Section 5.02         Manner of Use/Compliance with Laws. Tenant shall not cause or permit the Premises to be used in any way which constitutes a violation of any law, ordinance (including but not limited to zoning ordinance), or governmental regulation or order, or which annoys or interferes with the rights of tenants of the Project, or which constitutes a nuisance or waste. Tenant shall be responsible for ensuring that its use of the Premises is permitted by all applicable zoning and land use regulations and restrictions of record. Tenant shall obtain and pay for all permits, including a Certificate of Occupancy, required for Tenant’s occupancy of the Premises and shall promptly take all actions necessary to comply with all applicable statutes, ordinances, rules, regulations, easements, covenants, restrictions, orders and requirements regulating Tenant’s operations and the use by Tenant of the Premises, Building or Project, including the Occupational Safety and Health Act. Tenant shall further be responsible to comply with all laws, rules, statutes, regulations or ordinances of any governmental agency or body having jurisdiction, including the ADA (as defined below), as to all Tenant Improvements and subsequent improvements installed or constructed by Tenant and Tenant’s personal property.

Section 5.03         Waste, Nuisance, Floor Loads, Etc. Tenant shall not commit or permit any waste on the Premises or in any manner deface or injure the Premises, the Building, or the Project, and shall not use the Premises for the production or distribution of pornographic materials or other purposes which Landlord, in its reasonable discretion, deems offensive or immoral, or commit or permit on the Premises or any part of the Project any offensive activity or other nuisance or other activity or thing which may disturb the quiet enjoyment or peaceable possession of any occupant of neighboring properties. Tenant shall not overload the floor of the Premises beyond the existing load limits; Tenant shall be responsible to reinforce the floor for use of any heavy equipment that exceeds existing floor loads and shall be permitted to excavate the floor slab as necessary for such reinforcement. Tenant shall not employ any sound emitting device in or about the Premises that is audible outside the Premises, except fire and burglar alarms.

Section 5.04         Trash. Tenant shall place all refuse or trash in receptacles provided by Landlord in the Common Areas.

Section 5.05         Sidewalks, Signs, Exterior, Etc. Tenant may, at Tenant’s sole cost and expense, install signage on the Building and any monument signs in a manner consistent with the Landlord approved building standards and subject to approval by all governing authorities. Tenant’s signage shall be in compliance with Landlord’s existing sign criteria at the Premises and all applicable easements, covenants, conditions and restrictions and applicable laws, statues and ordinances. Tenant shall not erect or place on or about the exterior of the Building wherein the Premises are located or the Project any signs unless approved in writing by Landlord. Tenant shall not install exterior lighting on or decorate, paint or otherwise alter or improve the structure or roof of the Building unless approved in writing by Landlord. Tenant shall not store products, containers or merchandise outside of the Premises north of the front façade of the Building. In the event

Tenant’s storage areas cause the number of parking spaces available at the Project to be reduced, Landlord’s obligation to provide parking set forth in Section 1.11 shall be reduced accordingly.

Section 5.06         Rules and Regulations. Tenant, its employees, agents, contractors, customers and invitees, shall comply with the Rules and Regulations of the Project attached to the Lease as Exhibit C and made a part hereof by reference, and with such modifications thereto as Landlord, in its sole discretion, may hereafter make for the Project; provided, however, that such Rules and Regulations shall not contradict or abrogate any right or privilege herein expressly granted to Tenant. Tenant agrees to faithfully observe and comply with the Rules and Regulations and all modifications thereto from time to time in effect, and any violation of such Rules and Regulations by Tenant, its employees, agents, contractors, customers or invitees shall constitute a breach of this Lease.

Section 5.07         Hazardous Materials. As used in this Lease, the term “Hazardous Material” means any flammable items, explosives, radioactive materials, hazardous or toxic substances, material or waste or related materials, including any substance defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials” or “toxic substances” now or subsequently regulated under any applicable federal, state or local laws or regulations, including without limitation petroleum-based products, paints, solvents, lead, cyanide, DDT, printing inks, acids, pesticides, ammonia compounds and other chemical products, asbestos, PCBs and similar compounds, and including any different products and materials which are subsequently found to have adverse effects on the environment or the health and safety of persons. Tenant shall not cause or permit any Hazardous Material to be generated, produced, brought upon, used, stored, treated or disposed of in or about the Premises by Tenant, its agents, employees, contractors, sublessees or invitees without the prior written consent of Landlord; provided, however, Tenant shall be allowed to store and use nominal amounts of commercially available cleaning products without the consent of Landlord and lithium batteries. Prior to using, locating or storing any lithium batteries at the Project, Tenant shall provide Landlord with ten (10) days advance written notice, with a detailed description thereof, and the intended maximum volume, location and use of such batteries at the Premises along with the Material Safety Data Sheets for such batteries. Tenant shall be responsible for taking any necessary protective actions related to the storage of lithium batteries at the Project. Tenant shall provide Landlord with ten (10) days advance written notice, setting forth an itemization of all other Hazardous Materials, with a detailed description thereof, and the intended volume, location and use of such Materials at the Premises, prior to the use or allowance of any other products, materials or substances which are Hazardous Materials as defined above or which have or may have adverse effects on the environment or the health and safety of persons. Landlord shall be entitled to take into account such other factors or facts as Landlord deems to be relevant in determining whether to grant or withhold consent to Tenant’s proposed activity with respect to Hazardous Material. In no event, however, shall Landlord be required to consent to the installation or use of any storage tanks in or on the Premises.

To the extent Tenant is allowed to store and use any Hazardous Materials in or about the Premises in accordance with the provisions of this Section, Tenant shall be obligated to provide Landlord with a Phase I Environmental Report prepared in accordance with current ASTM standards (“Phase I”). The Phase I, addressed and certified to Landlord and Landlord’s lender, if any, shall be dated as of the date Tenant vacates the Premises. Tenant shall bear the cost of the

Phase I and shall also be responsible for any and all costs, penalties and fines incurred for any environmental contamination and subsequent remediation at the Project. Should Tenant fail to timely deliver to Landlord the Phase I, Landlord may cause a Phase I to be prepared to like effect and Tenant shall be liable to Landlord for one hundred thirty percent (130%) of the cost of said Phase I. Should the Phase I provided by either Landlord or Tenant state that a hazardous condition exists in or on the Project or that the Premises cannot be used or leased in a hazard- free condition (unless the hazardous condition existed prior to the Commencement Date under the Lease), Tenant shall forthwith cause the hazardous condition to be fully corrected at Tenant’s expense. In addition, Tenant shall be required to pay to Landlord monthly, on or before the first day of each month, an amount equal to the Base Rent and Additional Rent due under the Lease for the entire Premises for the last year of the Lease Term, for the first six (6) months following expiration of the Lease Term and thereafter one hundred thirty percent (130%) of Base Rent and Additional Rent due under the Lease for the entire Premises for the last year of the Lease Term, until the Premises is restored to a hazard free condition. This requirement shall not be construed as an extension of an expired or terminated Lease, but solely as damages to Landlord due to such hazardous condition(s) existing at the Project which prevent Landlord from re-leasing the Premises. Tenant, following such expiration or termination of this Lease, shall be allowed access to the Project, only to the extent necessary to remove or otherwise correct any hazardous condition, and shall conduct no gainful business activity whatsoever at said Premises. The provisions of this Section shall survive the expiration or any termination of this Lease.

Section 5.08         Indemnity. Tenant shall indemnify Landlord against and hold Landlord harmless from any and all costs, claims or liability arising from: (a) Tenant’s use of the Premises; (b) the conduct of Tenant’s business or anything else done or permitted by Tenant to be done in or about the Premises, including any contamination of the Premises or any other property resulting from the presence or use of Hazardous Material caused or permitted by Tenant; (c) any breach or default in the performance of Tenant’s obligations under this Lease; (d) any misrepresentation or breach of warranty by Tenant under this Lease; or (e) other acts or omissions of Tenant. Tenant shall defend Landlord against any such cost, claim or liability at Tenant’s expense with counsel selected by Landlord or at Landlord’s election, Tenant shall reimburse Landlord for any legal fees or costs incurred by Landlord in connection with any such claim. As a material part of the consideration to Landlord, Tenant assumes all risk of damage to property or injury to persons in or about the Premises arising from any cause, and Tenant hereby waives all claims in respect thereof against Landlord, except for any claim arising out of Landlord’s gross negligence or willful misconduct. As used in this Section, the term “Tenant” shall include Tenant’s employees, agents, contractors, invitees and guests, if applicable. Landlord shall indemnify Tenant against and hold Tenant harmless from any and all costs, claims or liability arising from: (a) anything done or permitted by Landlord to be done in or about the Premises, including any contamination of the Premises or any other property resulting from the presence or use of Hazardous Material caused or permitted by Landlord; (b) any breach or default in the performance of Landlord’s obligations under this Lease; (c) any misrepresentation or breach of warranty by Landlord under this Lease; or (f) other acts or omissions of Landlord. Landlord shall defend Tenant against any such cost, claim or liability at Landlord’s expense with counsel selected by Tenant or at Tenant’s election, Landlord shall reimburse Tenant for any legal fees or costs incurred by Tenant in connection with any such claim. As used in this Section, the term “Landlord” shall include Landlord’s employees, agents, contractors, invitees and guests, if applicable.

Section 5.09         Landlord’s Access. Landlord or its agents may enter the Premises at all reasonable times upon 48 hours prior notice to Tenant (except in the event of an emergency which shall not require notice) (a) during the last year of the Lease Term to show the Premises to potential buyers, investors, tenants or other parties, (b) to do any other act or to inspect and conduct tests in order to monitor Tenant’s compliance with all applicable environmental laws and all laws governing the presence and use of Hazardous Material, or (c) or for any other purpose Landlord deems necessary. Landlord shall give Tenant prior notice of such entry, except in the case of an emergency. Landlord may place customary “For Sale” or “For Lease” signs on the Premises, the Building and/or Project, as applicable.

Section 5.10         Quiet Possession. If Tenant pays the rent and complies with all other terms of this Lease, Tenant may occupy and enjoy the Premises for the full Lease Term, subject to the provisions of this Lease.

Section 5.11         Tenant ADA Obligations. Landlord represents and warrants that upon commencement of the Lease Term the shell Building shall comply with the requirements of Title III of the Americans with Disabilities Act of 1990 (42 U.S.C. 12181, et seq., the Provisions Governing Public Accommodations and Services Operated by Private Entities), and all regulations promulgated thereunder (the “ADA”). At all times during the term of this Lease, Tenant, at Tenant’s sole cost and expense, shall cause all alterations and improvements in the Premises (excluding the Building shell, but including those improvements installed by Landlord as Tenant Improvements), and Tenant’s use and occupancy of the Premises, and Tenant’s performance of its obligations under this Lease, to comply with the ADA, and all amendments, revisions or modifications thereto now or hereafter adopted or in effect in connection therewith and to take such actions and make such alterations and improvements as are necessary for such compliance; provided, however, that Tenant shall not make any such alterations or improvements except upon Landlord’s prior written consent pursuant to the terms and conditions of this Lease. If Tenant fails to diligently take such actions or make such alterations or improvements as are necessary for such compliance, Landlord may, but shall not be obligated to, take such actions and make such alterations and improvements and may recover all of the costs and expenses of such actions, alterations and improvements from Tenant as Additional Rent. Notwithstanding anything in this Lease to the contrary, no act or omission of Landlord, including any approval, consent or acceptance by Landlord or Landlord’s agents, employees or other representatives, shall be deemed an agreement, acknowledgment, warranty or other representation by Landlord that Tenant has complied with the ADA or that any action, alteration or improvement by Tenant complies or will comply with the ADA or constitutes a waiver by Landlord of Tenant’s obligations to comply with the ADA under this Lease or otherwise.

Section 5.12         Use of Common Areas. Tenant shall have the nonexclusive right (to use the Common Areas for the purposes intended, subject to such reasonable rules and regulations as Landlord may establish from time to time. Tenant shall abide by such rules and regulations and shall use its best effort to cause others who use the Common Areas with Tenant’s express or implied permission to abide by Landlord’s rules and regulations. At any time, Landlord may close any Common Areas to perform any acts in the Common Areas as, in Landlord’s judgment, are desirable to improve the Project. Tenant shall not interfere with the rights of Landlord, or any other person entitled to use the Common Areas. Tenant shall pay all costs, expenses, fines, penalties or damages that Landlord may incur by reason of Tenant’s failure to comply with the provisions of this Section 5.12 and, at Tenant’s sole cost and expense, Tenant shall indemnify, defend and hold Landlord harmless for, from and against all losses and liabilities arising from such non-compliance, utilizing counsel reasonably satisfactory to Landlord. Access to certain Common Areas may be restricted from time to time by Landlord. Tenant acknowledges that such activities may result in inconvenience to Tenant. Such activities and changes are permitted if they do not materially affect Tenant’s use of the Premises. Landlord shall maintain the Common Areas in good order, condition and repair unless such maintenance is assumed by another entity pursuant to the Easement Agreement.

Section 5.13         Specific Provision re: Vehicle Parking. Tenant shall be entitled to use only the number of vehicle parking spaces in the Project allocated to Tenant in Section 1.11 of the Lease without paying any Additional Rent. Tenant shall have the option to install covered parking canopies in the parking areas, subject to Landlord’s reasonable approval. Landlord shall have the option to provide, at a later date, parking spaces covered by Landlord for an additional charge, per covered parking space; provided, however, that Landlord’s option to provide covered parking spaces at the Project shall not reduce the total number of parking spaces allocated to Tenant hereunder, and provided, further, that Tenant shall be under no obligation to obtain any such covered parking spaces. The monthly charge for covered parking spaces shall be subject to periodic review, and may be adjusted higher or lower in Landlord’s sole discretion; provided, however, that monthly rate for covered parking set forth above shall not be adjusted more frequently than once every twelve (12) months. Tenant shall not cause or allow any vehicles, large trucks or other large vehicles to be parked on the adjacent public streets. Vehicles shall be parked only in striped parking spaces and not in driveways, loading areas or other locations not specifically designated for parking. Handicapped spaces shall only be used by those legally permitted to use them. Tenant shall not permit any equipment, structure or other object to be placed in any areas designated for vehicle parking unless approved by Landlord. In the event Landlord does permit any equipment, structure or other object in any areas designated for vehicle parking, any parking spaces used by Tenant for such purposes shall correspondingly reduce the total number of parking spaces allotted Tenant pursuant to this Lease.

Section 5.14         Exterior Improvements. Tenant shall not be permitted to make any improvements outside of Tenant’s Premises unless approved by Landlord in its reasonable discretion. Any such improvements approved by Tenant shall be at Tenant’s sole cost and expense or subject to the Tenant Allowance provided for in the Work Letter Agreement attached hereto. In the event the improvements by Tenant reduce the parking available at the Building, the parking spaces allocated to Tenant in Section 1.11 shall be reduced accordingly.

Section 5.15         Roof. Tenant shall be permitted to install solar panels on the roof. Any and all roof penetrations including, but not limited to, installation of solar panels, telecommunications transmission and reception antennas and other such equipment on the roof of the Building shall be performed in compliance with Landlord’s roof warranty, and the cost associated therewith shall be paid by Tenant. Tenant shall be solely responsible to fully obtain all consents and to comply with all obligations under any roof warranty as to the installation, maintenance, repair and removal of such equipment, and shall be solely responsible, at its sole cost and expense, to fix any damage, leaks or wear and tear on the roof relative to the same. Such installation of the solar panels, antennas and equipment are subject to all restriction of record affecting the Premises and all applicable rules, laws and regulations, if any, affecting the Premises. Any such roof penetration or alteration by Tenant shall be done in a manner which will not interfere with the maintenance of the Building by Landlord in an attractive, first class and fully operative condition, shall not void the roof warranty, and shall be installed in such manner that shall not damage the structure of the Building. In the event any installation, maintenance, repair or removal of such equipment on the roof causes the roof warranty to be voided, Tenant shall thereafter be responsible, at its sole cost and expense, for all maintenance, repairs and replacements of the roof and roof membrane. In the event of any necessary repairs or maintenance to the roof by Landlord pursuant to the terms hereof, Tenant, at Tenant’s sole cost and expenses, shall be required to remove any equipment installed by Tenant on the roof necessary for Landlord to complete said repairs or maintenance and Tenant shall be responsible for any replacement thereof desired by Tenant following such repair or maintenance. Failure to comply with this Section 5.15 shall be a material breach of the Lease.

ARTICLE SIX:  CONDITION OF PREMISES; MAINTENANCE, REPAIRS AND ALTERATIONS

Section 6.01         Tenant’s Acknowledgement. Tenant acknowledges, represents, warrants and agrees to the following: (i) Tenant shall be responsible for making its own inspection and investigation of the Premises, the Building wherein the Premises are located, and the Project, (ii) Tenant shall be responsible for investigating and establishing the suitability of the Premises for Tenant’s intended use thereof, and all zoning and regulatory matters pertinent thereto, and (iii) Tenant is leasing the Premises “AS IS” based on its own inspection, inquiry and investigation regarding the condition of the Premises, Building and Project and not in reliance on any statement, representation, inducement or agreement of Landlord or any Broker except as expressly set forth herein. By taking possession of the Premises, Tenant shall be deemed to have accepted the Premises as being in satisfactory condition (except for punch list items) and completed in accordance with any requirements of Tenant set forth herein. Tenant accepts the Premises in its condition as of the Commencement Date of the Lease, subject to all recorded matters, laws, ordinances, and governmental regulations and orders. Except as provided herein, Tenant acknowledges that neither Landlord nor any agent of Landlord has made any representation as to the condition of the Premises or the suitability of the Premises for Tenant’s intended use.

Section 6.02         Exemption of Landlord from Liability. Landlord shall not be liable for any damage or injury to the person, business (or any loss of income therefrom), goods, wares, merchandise or other property of Tenant, Tenant’s employees, invitees, customers or any other person in or about the Premises, whether such damage or injury is caused by or results from: (a) fire, steam, electricity, water, gas or rain; (b) the breakage, leakage, obstruction or other defects of pipes, sprinklers, wires, appliances, plumbing, air conditioning or lighting fixtures or any other cause; (c) conditions arising in or about the Premises or upon other portions of the Project wherein the Premises is located, or from other sources or places; or (d) any act or omission of any other tenant of the project wherein the Premises is located. Landlord shall not be liable for any such damage or injury even though the cause of or the means of repairing such damage or injury are not accessible to Tenant. The provisions of this Section 6.02 shall not, however, exempt Landlord from liability for Landlord’s gross negligence or willful misconduct.

Section 6.03         Landlord’s Obligations.

(a)           Except as provided in Article Seven (Damage or Destruction) and Article Eight (Condemnation) and unless such maintenance or repairs are required because of any negligent or intentional act or intentional omission of Tenant or its agents, employees, contractors, customers or invitees, Landlord shall keep the following in good order, condition and repair: the foundations, exterior walls and roof of the Premises (including painting the exterior surface of the exterior walls of the Premises not more often than once every five (5) years, if necessary); parking lot surfaces; and all components of electrical, mechanical, and plumbing located outside of the Premises which are used in common by tenants of the Project, reasonable wear and tear excluded, and excluding all components of electrical, mechanical, and plumbing systems that are installed by Tenant at any time, including those initially constructed as part of the Tenant Improvements. Landlord shall use reasonable efforts to cause all Common Areas to be maintained in good order, condition and repair. Landlord shall not be obligated to maintain or repair interior windows, doors, plate glass, the interior surfaces of exterior walls or other interior improvements in the Building or Premises. Landlord shall make repairs under this Section 6.03 within a reasonable time after receipt of written notice from Tenant of the need for such repairs but in all events shall commence such repairs within thirty (30) days after receipt of such notice. In no event shall Tenant be entitled to undertake any such maintenance or repairs, whether at the expense of Tenant or Landlord, and Tenant hereby waives the benefits of any law now or hereafter in effect which would otherwise provide Tenant with such right.

(b)           Tenant shall pay or reimburse Landlord for all costs Landlord incurs under Section 6.03(a) above as Operating Expenses as provided in Section 1.12(b) of the Lease. Tenant waives the benefit of any statute in effect now or in the future which might give Tenant the right to make repairs at Landlord’s expense or to terminate this Lease due to Landlord’s failure to keep the Premises in good order, condition and repair.

Section 6.04         Tenant’s Obligations.

(a)           Except as provided in Section 6.03, Article Seven (Damage or Destruction) and Article Eight (Condemnation), Tenant shall keep all portions of the Premises (including interior structural elements included as part of the Tenant Improvements that are not part of the shell Building; nonstructural, interior systems and equipment; the heating and air conditioning systems (“HVAC System”); components of electrical, mechanical, and plumbing systems that are inside the Premises or installed by Tenant; and all alterations, additions or improvements to the Premises by Tenant including, but not limited to, all of the initial Tenant Improvements) in good order, condition and repair (including interior repainting and refinishing, as needed) whether or not such portion of the Premises requiring repair, or the means of repairing the same, are reasonably or readily accessible, and whether or not the need for such repairs occurs as a result of Tenant’s use, any prior use, the elements or the age of such portion of the Premises. If any portion of the Premises or any system or equipment in the Premises which Tenant is obligated to repair cannot be fully repaired or restored, Tenant shall promptly replace such portion of the Premises or system or equipment in the Premises, regardless of whether the benefit of such replacement extends beyond the Lease Term; but if the benefit or useful life of such replacement extends beyond the Lease Term (as such term may be extended by exercise of any options), the useful life of such replacement shall be prorated over the remaining portion of the Lease Term (as extended), and Tenant shall be liable only for that portion of the cost which is applicable to the Lease Term (as extended). If any part of the Premises or the Project is damaged by any act or omission of Tenant, its agents, employees, contractors, customers or invitees, Tenant shall pay Landlord the cost of repairing or replacing such damaged property, whether or not Landlord would otherwise be obligated to pay the cost of maintaining or repairing such property. It is the intention of Landlord and Tenant that at all times Tenant shall maintain the portions of the Premises which Tenant is obligated to maintain in an attractive, first-class and fully operative condition. Tenant, at its sole cost and expense, shall obtain and maintain a maintenance and service contract for the HVAC System that provides for quarterly inspections, repairs, maintenance and replacement of all components of the HVAC System by a licensed heating and air conditioning contractor for the Lease Term and all extensions thereof.

(b)           Tenant shall be permitted to increase the amps of electric capacity provided at the Premises at Tenant’s sole cost and expense or as part of the Tenant Improvements. The electrical service to the Premises is available at the electrical riser room in the Building, and Tenant shall be responsible for any necessary maintenance or replacement thereof when required. Tenant shall be responsible to obtain electrical service from the power provider of its choice, and Landlord shall not be responsible for interruptions in such service. Tenant shall be responsible for and provide distribution of the power and electrical service from the electrical riser room in the Building to the areas required for use thereof by Tenant, and Tenant shall be responsible for all repairs, maintenance and replacement of such electrical service and related equipment from the electrical riser room in the Building during the Lease Term. The foregoing responsibilities of Tenant shall include payment for the cost and expense of installation and any repairs, replacements, or upgrades, of such power and electrical service from said electrical riser room to the remainder of the Building used or occupied by Tenant and all costs related to installing and causing service to commence, including payment of any security deposits required by any utility company serving the Premises and tap, meter and similar fees related to such services.

(c)           Tenant shall fulfill all of Tenant’s obligations under this Section 6.04 at Tenant’s sole expense. If Tenant fails to maintain, repair or replace the Premises as required by this Section 6.04, Landlord may, upon ten (10) days prior notice to Tenant (except that no notice shall be required in the case of an emergency), perform such maintenance or repair (including replacement, as needed) on behalf of Tenant. In such case, Tenant shall reimburse Landlord for all costs incurred in performing such maintenance or repair immediately upon demand.

(d)           Prior to installing any specialized flooring, Tenant shall, at Tenant’s sole cost and expense, make such tests and investigation as recommended by the manufacturer of such flooring prior to execution of this Lease, to determine and satisfy Tenant as to the condition of the floor of the Premises for installation of such specialized flooring or the condition of any flooring existing at the Premises. If Tenant installs any specialized flooring, such flooring shall be installed in accordance with all specifications and recommendations of the manufacturer of such flooring. Tenant hereby waives and relinquishes any claims against or liability of Landlord as to such specialized flooring, or any damages or losses occurring by reason of any defect in, or inadequacy of, such specialized flooring, including, without limitation, any right or claim against Landlord for repair, maintenance or replacement thereof during the Lease Term.

Section 6.05         Alterations, Additions, and Improvements.

(a)           Tenant shall not make any alterations, additions or improvements to the Premises without Landlord’s prior written consent, except for non-structural alterations, additions or improvements which do not exceed a total cost of Fifty Thousand Dollars ($50,000) in cost cumulatively over the Lease Term and which are not visible from the outside of the Building. Landlord may require Tenant to provide demolition and/or lien and completion bonds in form and amount satisfactory to Landlord. Tenant shall promptly remove any alterations, additions, or improvements constructed in violation of this Section 6.05(a) upon Landlord’s written request. All alterations, additions, and improvements shall be done in a good and workmanlike manner, in accordance with plans, specifications and drawings approved in writing by Landlord, and in conformity with all applicable rules, laws and regulations, and by a licensed contractor approved by Landlord. Upon completion of any such work, Tenant shall provide Landlord with “as built” plans, copies of all construction contracts, a certificate of completion by the architect who supervised the construction and proof of payment for all labor and materials including appropriate lien releases. Landlord shall have no responsibility or liability for any death or injury to persons, including but not limited to Tenant, Tenant’s officers, directors, members, employees, personnel, contractors, invitees and/or any third persons in or upon the real property of Landlord, or for damage to property caused by alterations, additions or improvements made to the Premises by Tenant, whether or not made pursuant to Landlord’s prior written consent as required herein, and Tenant hereby indemnifies Landlord against any such liability, obligation, cost or expense arising therefrom.

(b)           Tenant shall pay when due all claims for labor and material furnished to the Premises. Tenant shall give Landlord prior written notice of the commencement of any work on the Premises which requires a permit, regardless of whether Landlord’s consent to such work is required. Landlord may elect to record and post notices of non-responsibility on the Premises. Tenant shall keep the Premises, the Building and the Project free and clear of any liens arising out of any work performed, materials furnished or obligations incurred by or on behalf of Tenant. If any such lien is filed against the Premises, the Building or the Project, Tenant shall, within ten (10) days thereafter, cause the lien to be fully discharged by either paying the obligation secured thereby or obtaining and recording a payment bond in accordance with the provisions of Section 33-1004, Arizona Revised Statutes. Tenant shall indemnify and hold Landlord harmless from any claims for lien waivers. Tenant is not authorized to act for on behalf of Landlord as its agent, or otherwise, for the purpose of constructing any improvements to the Premises, and neither Landlord nor Landlord’s interest in the Premises shall be subject to any obligations incurred by Tenant. Landlord shall be entitled to post on the Premises during the course of any construction by Tenant such notices of non-responsibility as Landlord deems appropriate for the protection of Landlord and its interest in the Premises. If Tenant fails to fully discharge any such lien within a 10-day period, Landlord may (but shall not be so obligated) pay the claim secured by such lien, and the amount so paid, together with any costs and reasonable attorneys’ fees incurred in connection therewith, shall be immediately due and owing from Tenant to Landlord, and Tenant shall pay the same to Landlord with interest at the rate provided in Section 4.01(c) from the dates of Landlord’s payments. Should any claims of lien be filed against the Premises or any action affecting the title to such property be commenced, the party receiving notice of such lien or action shall forthwith give the other party written notice thereof.

(c)           Unless Landlord requires the removal thereof upon the termination of this Lease, all alterations, additions or improvements to the Premises by Tenant (except movable furniture, equipment and trade fixtures) shall become a part of the Premises and the property of Landlord immediately upon installation thereof. Any alteration, addition or improvement which Tenant is required or permitted to remove hereunder, together with any movable furniture, equipment and trade fixtures, shall be removed at Tenant’s expense upon the termination of this Lease, and Tenant shall promptly repair any damage to the Premises caused by such removal. In no event, however, shall Tenant remove any of the following materials or equipment (which shall be deemed Landlord’s property) without Landlord’s prior written consent: any power wiring or power panels; lighting or lighting fixtures; wall coverings; drapes, blinds or other window coverings; carpets or other floor coverings; HVAC System and related components; fencing or security gates; or other similar building operating equipment and decorations.

Section 6.06         Condition upon Termination or Expiration. Upon the termination or expiration of the Lease, Tenant shall: (a) surrender the Premises and all alterations, additions and improvements to Landlord, broom clean and in the same condition as received except for ordinary wear and tear which Tenant was not otherwise obligated to remedy, repair or replace under any provision of this Lease; (b) remove any rubberized flooring, level the floor slab and return the load factor of the floor to no less than the load factor that existed as of the date of Lease execution; and (c) remove any solar panels installed on the roof. However, Tenant shall not be obligated to repair any damage which Landlord is required to repair under Article Seven (Damage or Destruction). In addition, Landlord may require Tenant to remove any alterations, additions or improvements (whether or not made with Landlord’s consent) prior to the expiration of the Lease and to restore the Premises to its prior condition, all at Tenant’s expense. Landlord shall provide Tenant with notice that Landlord will require Tenant to remove any alterations, additions or improvements (other than those specifically set forth hereinabove) made with Landlord’s consent at the time Landlord’s provides said consent.

Section 6.07         Services. Tenant, at Tenant’s sole cost and expense, may provide for the security of the Premises including, but not limited to, installing a security system at the Premises. Tenant acknowledges that Landlord shall not be liable for any damage, injury or loss suffered by Tenant or Tenant’s employees, agents, contractors or invitees arising from the inadequacy or failure of any Premises security measures. Tenant shall be responsible for its own janitorial service.

Section 6.08         Self-Help For Repairs. Notwithstanding any other provisions of this Lease to the contrary, upon receipt of written notice (“First Notice”) from Tenant that Landlord has failed to fulfill its obligations set forth in Section 6.03(a) which failure materially or negatively impacts Tenant’s business or use and occupancy of the Premises, Landlord shall cause action to be completed within a reasonable period of time given the circumstances but in no event later than thirty (30) days after it receives the First Notice; provided, however, that if the action is of such a nature that it cannot be completed within thirty (30) days (which fact shall be indicated in writing delivered to Tenant by Landlord), then such longer time as reasonably necessary. If Landlord fails to take such action within the said time period, Tenant may give an additional notice (the “Second Notice”) to Landlord. The Second Notice shall include with specificity the proposed action to be taken by Tenant, a reasonable estimate of the third party out-of- pocket fixed cost Tenant is to incur in completion of such action, and the estimated time frame to complete said action. If Landlord fails to commence thereafter such action within fifteen (15) days after receipt of the

Second Notice and thereafter diligently pursue said action to completion, Tenant may perform such repair in accordance with the Second Notice at Landlord’s cost and expense.

Any repairs performed by Tenant pursuant to this Section shall be made by a qualified licensed contractor(s) with sufficient expertise in such matters and in accordance with all applicable laws, statutes and ordinances. Tenant shall keep the Premises free of all liens and claims that may arise out of work performed by or on behalf of Tenant pursuant to this Section. Landlord shall reimburse Tenant for the reasonable costs and expenses paid to third parties within thirty (30) days after Landlord’s receipt of a written demand from Tenant, which demand shall include supporting invoices and lien releases. If Landlord disputes the need for such repair, Landlord shall deliver written notice of such disagreement to Tenant within ten (10) days after its receipt of the First Notice or Second Notice. Notwithstanding such dispute, Tenant may cause such repair to be completed pending resolution of such dispute. The dispute shall be resolved by a mutually acceptable third party, which determination shall be binding upon Landlord and Tenant; provided, however, that if the parties cannot agree on an third party, then the dispute shall be resolved by arbitration pursuant to the commercial arbitration rules then in effect for the American Arbitration Association and arbitration proceedings shall take place in the greater Phoenix, Arizona area. The losing party shall pay the costs of the third party or arbitrator, whichever is applicable. In the event Tenant is the losing party, Tenant shall not be entitled to reimbursement for the cost of such repair completed by Tenant.

ARTICLE SEVEN:  DAMAGE OR DESTRUCTION

Section 7.01         Partial Damage to Property.

(a)           Tenant shall notify Landlord in writing immediately upon the occurrence of any damage to the Premises. If the Premises is only partially damaged (meaning, less than fifty percent (50%) of the Premises is untenantable as a result of such damage or less than fifty percent (50%) of Tenant’s operations are materially impaired) and if the proceeds received by Landlord from the insurance policies described in Section 4.04 are sufficient to pay for the necessary repairs, this Lease shall remain in effect and Landlord shall repair the damage as soon as reasonably possible. Landlord may elect (but is not required) to repair any damage to Tenant’s fixtures, equipment, or improvements.

(b)           If the insurance proceeds received by Landlord are not sufficient to pay the entire cost of repair, or if the cause of the damage is not covered by the insurance policies which Landlord maintains under Section 4.04, Landlord may elect either to (i) repair the damage as soon as reasonably possible, in which case this Lease shall remain in full force and effect, or (ii) terminate this Lease as of the date the damage occurred. Landlord shall notify Tenant within thirty (30) days after receipt of notice of the occurrence of the damage whether Landlord elects to repair the damage or terminate the Lease. If Landlord elects to repair the damage, Tenant shall pay Landlord the “deductible amount” (if any) under Landlord’s insurance policies and, if the damage was due to an act or omission of Tenant, or Tenant’s employees, agents, contractors or invitees, the difference between the actual cost of repair and any insurance proceeds received by Landlord. If Landlord elects to terminate the Lease, Tenant may elect to continue this Lease in full force and effect, in which case Tenant shall repair any damage to the Premises to the condition that existed prior to such damage. Tenant shall pay the cost of such repairs, except that upon satisfactory completion of such repairs, Landlord shall deliver to Tenant any insurance proceeds received by Landlord for the damage repaired by Tenant. Tenant shall give Landlord written notice of such election within ten (10) days after receiving Landlord’s termination notice.

(c)           If the damage to the Premises occurs during the last six (6) months of the Lease Term and such damage will require more than thirty (30) days to repair, either Landlord or Tenant may elect to terminate this Lease as of the date the damage occurred, regardless of the sufficiency of any insurance proceeds. The party electing to terminate this Lease shall give written notification to the other party of such election within thirty (30) days after Tenant’s notice to Landlord of the occurrence of the damage.

Section 7.02         Substantial or Total Destruction. If the Premises is substantially or totally destroyed by any cause whatsoever (meaning, the damage to the Premises is greater than partial damage as described in Section 7.01), and regardless of whether Landlord receives any insurance proceeds, this Lease shall terminate as of the date the destruction occurred. Notwithstanding the preceding sentence, if the Premises can be rebuilt within three (3) months after the date of destruction or if the destruction was caused by Tenant, Landlord may elect to rebuild the Premises at Landlord’s own expense, in which case this Lease shall remain in full force and effect and Landlord shall rebuild the Premises within said three months if the destruction was not caused by Tenant or within a reasonable time period if the destruction was caused by Tenant. Landlord shall notify Tenant of such election within thirty (30) days after Tenant’s notice of the occurrence of total or substantial destruction. If Landlord so elects, Landlord shall rebuild the Premises at Landlord’s sole expense, except that if the destruction was caused by an act or omission of Tenant, Tenant shall pay Landlord the difference between the actual cost of rebuilding and any insurance proceeds received by Landlord.

Section 7.03         Temporary Reduction of Rent. If the Premises is destroyed or damaged and Landlord or Tenant repairs or restores the Premises pursuant to the provisions of this Article Seven, any rent payable during the period of such damage, repair and/or restoration shall be reduced according to the degree, if any, to which Tenant’s use of the Premises is impaired. Except for such possible reduction in Base Rent, insurance premiums and Real Property Taxes, Tenant shall not be entitled to any compensation, reduction, or reimbursement from Landlord as a result of any damage, destruction, repair, or restoration of or to the Premises.

Section 7.04         Waiver. Tenant waives the protection of any statute, code or judicial decision which grants a tenant the right to terminate a lease in the event of the substantial or total destruction of the leased property, including the provisions of Arizona Revised Statutes Section 33-343. Tenant agrees that the provisions of Section 7.02 above shall govern the rights and obligations of Landlord and Tenant in the event of any substantial or total destruction to the Premises.

ARTICLE EIGHT:  CONDEMNATION

If all or any portion of the Premises is taken under the power of eminent domain or sold under the threat of that power (all of which are called “Condemnation”), this Lease shall terminate as to the part taken or sold on the date the condemning authority takes title or possession, whichever occurs first. If more than twenty percent (20%) of the floor area of the Building is taken by Condemnation during the first 36 months of the Lease Term, then Tenant shall be entitled to terminate this Lease as of the date the condemning authority takes title or possession, by delivering written notice to Landlord within ten (10) days after receipt of written notice of such taking (or in the absence of such notice, within ten (10) days after the condemning authority takes title or possession). If more than twenty percent (20%) of the floor area of the Building is taken by Condemnation following the first 36 months of the Lease Term, then either party hereto shall be entitled to terminate this Lease as of the date the condemning authority takes title or possession, by delivering written notice to the other party within ten (10) days after receipt of written notice of such taking (or in the absence of such notice, within ten (10) days after the condemning authority takes title or possession). If more than twenty-five percent (25%) of the land area of the entire Project is taken by Condemnation following the first 36 months of the Lease Term, then Landlord shall be entitled to terminate this Lease as of the date of the date the condemning authority takes title or possession, by delivering written notice to Tenant within ten (10) days after receipt of written notice of such taking (or in the absence of such notice, within ten (10) days after the condemning authority takes title or possession). If neither Landlord nor Tenant terminates this Lease, this Lease shall remain in effect as to the portion of the Premises not taken, except that the Base Rent shall be reduced in proportion to the reduction in the rentable square footage of the Premises, and Additional Rent shall be reduced in proportion to the reduction in Tenant’s Pro-Rata Share of the total Rental Square Footage available at the Project. Any Condemnation award or payment shall be distributed in the following order: (a) first, to any ground lessor, mortgagee or beneficiary under a deed of trust encumbering the Premises, the amount of its interest in the Premises; (b) second, to Tenant, only the amount of any award specifically designated for loss of or damage to Tenant’s trade fixtures or removable personal property; and (c) third, to Landlord, the remainder of such award, whether as compensation for reduction in the value of the leasehold, the taking of the fee, or otherwise. If this Lease is not terminated, Landlord shall repair any damage to the Premises caused by the Condemnation, except that Landlord shall not be obligated to repair any damage for which Tenant has been reimbursed by the condemning authority. If the severance damages received by Landlord are not sufficient to pay for such repair, Landlord shall have the right to either terminate this Lease or make such repair at Landlord’s expense.

ARTICLE NINE:  ASSIGNMENT AND SUBLETTING

Section 9.01         Landlord’s Consent Required. No portion of the Premises or of Tenant’s interest in this Lease may be acquired by any other person or entity, whether by sale, assignment, mortgage, sublease, transfer, operation of law, or act of Tenant, without Landlord’s prior written consent, except as provided in Section 9.02 below. Landlord has the right to grant or withhold its consent as provided in Section 9.05 below. Any attempted transfer without consent shall be void and shall constitute a non-curable breach of this Lease.

Section 9.02         Tenant Affiliate. Tenant may assign this Lease or sublease the Premises, without Landlord’s consent, to any corporation which controls, is controlled by or is under common control with Tenant (“Tenant’s Affiliate”). In such case, any Tenant’s Affiliate shall assume in writing all of Tenant’s obligations under this Lease prior to the date of such assignment or sublease and shall provide Landlord a copy of such assumption within five (5) days after execution. Upon such assignment or sublease, Tenant’s Affiliate shall have all rights of Tenant under this Lease.

Section 9.03         No Release of Tenant. No transfer permitted by this Article Nine, whether with or without Landlord’s consent, shall release Tenant or change Tenant’s primary liability to pay the Rent and to perform all other obligations of Tenant under this Lease. Landlord’s acceptance of Rent from any other person is not a waiver of any provision of this Article Nine. Consent to one transfer is not a consent to any subsequent transfer. If Tenant’s transferee defaults under this Lease, Landlord may proceed directly against Tenant without pursuing remedies against the transferee. Landlord may consent to subsequent assignments or modifications of this Lease by Tenant’s transferee, without notifying Tenant or obtaining its consent. Such action shall not relieve Tenant’s liability under this Lease.

Section 9.04         Offer to Terminate. If Tenant desires to assign the Lease or sublease the Premises, Tenant shall have the right to offer, in writing, to terminate the Lease as of a date specified in the offer. If Landlord elects in writing to accept the offer to terminate within twenty (20) days after notice of the offer, the Lease shall terminate as of the date specified and all the terms and provisions of the Lease governing termination shall apply. If Landlord does not so elect, the Lease shall continue in effect until otherwise terminated and the provision of Section 9.05 with respect to any proposed transfer shall continue to apply.

Section 9.05         Landlord’s Consent.

(a)           Tenant’s request for consent to any transfer described in Section 9.01 shall set forth in writing the details of the proposed transfer, including the name, business and financial condition of the prospective transferee, financial details of the proposed transfer (e.g., the term of and the rent and security deposit payable under any proposed assignment or sublease), and any other information Landlord deems relevant. Landlord shall have the right to withhold consent, if reasonable, or to grant consent, based on the following factors: (i) the business of the proposed assignee or subtenant and the proposed use of the Premises; (ii) the net worth and financial reputation of the proposed assignee or subtenant; (iii) Tenant’s compliance with all of its obligations under the Lease; and (iv) such other factors as Landlord may reasonably deem relevant.

(b)           If Tenant assigns or subleases, the following shall apply:

(i)            Immediately following any approved assignment or sublease, Tenant shall deliver to Landlord an assumption agreement reasonably acceptable to Landlord executed by Tenant and the transferee, together with a certificate of insurance evidencing the transferee’s compliance with the insurance requirements of Tenant under this Lease. Tenant agrees to reimburse Landlord for reasonable administrative and attorneys’ fees in connection with the processing and documentation of any transfer for which Landlord’s consent is requested in an amount not to exceed $5,000.

(ii)           Except upon assignment to a Tenant’s Affiliate, Tenant shall pay to Landlord as Additional Rent under the Lease the Landlord’s Share (stated in Section 1.15) of the Profit (defined below) on such transaction as and when received by Tenant, unless Landlord gives written notice to Tenant and the assignee or subtenant that Landlord’s Share shall be paid by the assignee or subtenant to Landlord directly. The “Profit” means (A) all amounts paid to Tenant for such assignment or sublease, including “key” money, monthly rent in excess of the monthly rent payable under the Lease, and all fees and other consideration paid for the assignment or sublease, including fees under any collateral agreements, less (B) costs and expenses directly incurred by Tenant in connection with the execution and performance of such assignment or sublease for real estate broker’s commissions and costs of renovation or construction of tenant improvements required under such assignment or sublease. Tenant is entitled to recover such costs and expenses before Tenant is obligated to pay the Landlord’s Share to Landlord. The Profit in the case of a sublease of less than all the Premises is the rent allocable to the subleased space as a percentage on a square footage basis.

(iii)          Tenant shall provide Landlord a written statement certifying all amounts to be paid from any assignment or sublease of the Premises within thirty (30) days after the transaction documentation is signed, and Landlord may inspect Tenant’s books and records to verify the accuracy of such statement. On written request, Tenant shall promptly furnish to Landlord copies of all the transaction documentation, all of which shall be certified by Tenant to be complete, true and correct. Landlord’s receipt of Landlord’s Share shall not be a consent to any further assignment or subletting. The breach of Tenant’s obligation under this Section 9.05(b) shall be a material default of the Lease.

Section 9.06         No Merger. No merger shall result from Tenant’s sublease of the Premises under this Article Nine, Tenant’s surrender of this Lease or the termination of this Lease in any other manner. In any such event, Landlord may terminate any or all subtenancies or succeed to the interest of Tenant as sublandlord under any or all subtenancies.

ARTICLE TEN:  DEFAULTS; REMEDIES

Section 10.01       Covenants and Conditions. Tenant’s performance of each of Tenant’s obligations under this Lease is a condition as well as a covenant. Tenant’s right to continue in possession of the Premises is conditioned upon such performance. Time is of the essence in the performance of all covenants and conditions.

Section 10.02       Defaults. Tenant shall be in material default under this Lease:

(a)           If Tenant’s vacation of the Premises results in the cancellation of any insurance described in Section 4.04;

(b)           If Tenant fails to pay Rent or any other charge when due;

(c)           If Tenant fails to perform any of Tenant’s non-monetary obligations under this Lease for a period of thirty (30) days after written notice from Landlord; provided that if more than thirty (30) days are required to complete such performance, Tenant shall not be in default if Tenant commences such performance within the thirty (30) day period and thereafter diligently pursues its completion. The notice required by this Section is intended to satisfy any and all notice requirements imposed by law on Landlord and is not in addition to any such requirement.

(d)           (i) if Tenant makes a general assignment or general arrangement for the benefit of creditors; (ii) if a petition for adjudication of bankruptcy or for reorganization or rearrangement is filed by or against Tenant and is not dismissed within thirty (30) days; or (iii) if a trustee or receiver is appointed to take possession of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in n this Lease and possession is not restored to Tenant within thirty (30) days. If a court of competent jurisdiction determines that any of the acts described in this subparagraph (d) are not a default under this Lease, and a trustee is appointed to take possession (or if Tenant remains a debtor in possession) and such trustee or Tenant transfers Tenant’s interest hereunder, then Landlord shall receive, as Additional Rent, the excess, if any, of the rent (or any other consideration) paid in connection with such assignment or sublease over the rent payable by Tenant under this Lease.

Section 10.03       Remedies. On the occurrence of any material default by Tenant, Landlord may, at any time thereafter, with or without notice or demand and without limiting Landlord in the exercise of any right or remedy which Landlord may have:

(a)           Terminate Tenant’s right to possession of the Premises by any lawful means, in which case Tenant shall immediately surrender possession of the Premises to Landlord. In such event, Landlord shall be entitled to recover from Tenant all damages incurred by Landlord by reason of Tenant’s default, including (i) the unpaid Base Rent, Additional Rent and other charges and interest due at the time of termination; (ii) the amount by which unpaid Base Rent, Additional Rent and other charges and interest due after termination until the time of the award exceeds the amount of such rental loss that Tenant proves Landlord could have reasonably avoided; (iii) the worth at the time of the award of the amount by which the unpaid Base Rent, Additional Rent and other charges which Tenant would have paid from the time of the award through the balance of the Lease Term exceeds the amount of such rental loss that Tenant proves Landlord could have reasonably avoided; (iv) unamortized amount of the Abated Rent and Tenant Allowance (see Section 10.04 below); (v) continuing interest on the amounts set forth in subparagraphs (i), (ii), (iii) and (iv) above at the rate of eighteen percent (18%) per annum; and (vi) any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under the Lease or which in the ordinary course of things would be likely to result therefrom, including, but not limited to, any costs or expenses Landlord incurs in maintaining or preserving the Premises after such default, the cost of recovering possession of the Premises, expenses of reletting, including necessary renovation or alteration of the Premises, Landlord’s reasonable attorneys’ fees incurred in connection therewith, and any real estate commission paid or payable applicable to the remaining Lease Term. As used in subpart (iii) above, the “worth at the time of the award” is computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of the award, plus one percent (1%). If Tenant’s vacation of the Premises results in the cancellation of any insurance described in Section 4.04, Landlord shall have the option of (i) retaking possession of the Premises and recovering from Tenant the amount specified in this Paragraph 10.03(a), or (ii) proceeding under Paragraph 10.03(b);

(b)           Maintain Tenant’s right to possession, in which case this Lease shall continue in effect whether or not Tenant has abandoned the Premises. In such event, Landlord shall be entitled to enforce all of Landlord’s rights and remedies under this Lease, including the right to recover the rent as it becomes due;

(c)           Pursue recovery of any damages, including but not limited to rent or any other charges due and owing to Landlord under this Lease, against any property, real or personal, subject to a security interest, mortgage, pledge, landlord’s lien or other lien of Landlord provided by statute or provided for under the terms of this Lease in favor of Landlord against the property of the Tenant; and/or

(d)           Pursue any other remedy now or hereafter available to Landlord under the laws or judicial decisions of the state in which the Premises is located. No remedy herein conferred upon Landlord shall be considered exclusive of any other remedy, and the same shall be cumulative and shall be in addition to every other remedy given hereunder, or now or hereafter existing at law or in equity or by statute, including, but not limited to, the right to maintain an action to recover all amounts due hereunder. Landlord may exercise its rights and remedies at any time, in any order, to any extent, and as often as Landlord deems advisable. No delay or omission of Landlord to exercise any right or power arising from any default shall impair any such right or power, or shall be construed to be a waiver of any such default or an acquiescence therein. No waiver of a default shall be effective unless it is in writing.

Section 10.04       Repayment of “Free” Rent and Tenant Allowance. If this Lease provides for a postponement of any monthly rental payments, a period of “free” rent, rent on only a portion of the Premises while Tenant occupies a greater portion of the Premises, or other rent concession, such postponed rent or “free” rent is called the “Abated Rent”. Tenant shall be credited with having paid all of the Abated Rent on the expiration of the Lease Term only if Tenant has fully, faithfully, and punctually performed all of Tenant’s obligations hereunder, including the payment of all rent (other than the Abated Rent) and all other monetary obligations and the surrender of the Premises in the physical condition required by this Lease. Tenant acknowledges that its right to receive the Tenant Allowance provided by Landlord pursuant to the attached Work Letter Agreement and credit for the Abated Rent is absolutely conditioned upon Tenant’s full, faithful and punctual performance of its obligations under this Lease. If Tenant materially defaults (non-payment is in all events deemed material) and does not cure within any applicable grace period, the unamortized portions of the Tenant Allowance and Abated Rent shall immediately become due and payable in full. In such case Abated Rent shall be calculated based on the full initial rent payable under this Lease.

Section 10.05       No Acceptance of Surrender. No act or conduct of Landlord, whether consisting of the acceptance of the keys to the Premises, or otherwise, shall be deemed to be or constitute an acceptance by Landlord of the surrender of the Premises by Tenant prior to the expiration of the Term hereof, and such acceptance by Landlord of surrender by Tenant shall only flow from, and must be evidenced by, written acknowledgement of acceptance of surrender signed by Landlord.

Section 10.06       Lease Termination. Notwithstanding any other term or provision hereof to the contrary, the Lease shall terminate on the occurrence of any act which affirms the Landlord’s intention to terminate the Lease as provided in Section 10.03 hereof. On such termination, Landlord’s damages for default shall include all costs and fees, including reasonable attorneys’ fees that Landlord incurs in connection with the filing, commencement, pursuing and/or defending of any action in any bankruptcy court or other court with respect to the Lease; the obtaining of relief from any stay in bankruptcy restraining any action to evict Tenant; or the pursuing of any action with respect to Landlord’s right to possession of the Premises. All such damages suffered (apart from Base Rent, Additional Rent and other charges payable hereunder) shall constitute pecuniary damages which must be reimbursed to Landlord prior to assumption of the Lease by Tenant or any successor to Tenant in any bankruptcy or other proceeding.

Section 10.07       No Accord and Satisfaction. No payment by Tenant or receipt by Landlord of a lesser amount than the rent or other sum provided to be paid shall be deemed to be other than on account of the earliest rent or any other sum due and payable under this Lease, nor shall any endorsement or statement or any check or any letter accompanying any check or payment as rent or other sum due and payable be deemed an accord and satisfaction, unless expressly agreed to, in writing, by Landlord. Landlord may accept any such check or payment without prejudice to Landlord’s right to recover the balance of such rents or pursue any other remedy provided in this Lease.

ARTICLE ELEVEN:  PROTECTION OF LENDERS

Section 11.01       Subordination. This Lease is subject and subordinate to all ground and underlying leases and all mortgages, deeds of trusts or other security agreements which now or hereafter affect the Premises and to any and all advancements to be made thereunder and to all renewals, modifications, consolidations, replacements, and extensions thereof, whenever made or recorded. Tenant shall cooperate with Landlord and any lender which is acquiring a security interest in the Premises or the Lease. Tenant shall execute such further documents and assurances as such lender may require, provided that Tenant’s obligations under this Lease shall not be increased in any material way (the performance of ministerial acts shall not be deemed material), and Tenant shall not be deprived of its rights under this Lease. Tenant’s right to quiet possession of the Premises during the Lease Term shall not be disturbed if Tenant pays the rent and performs all of Tenant’s obligations under this Lease and is not otherwise in default. If any ground lessor, beneficiary or mortgagee elects to have this Lease superior to the lien of its ground lease, deed of trust or mortgage and gives written notice thereof to Tenant, this Lease shall be deemed superior to such ground lease, deed of trust or mortgage whether this Lease is dated prior or subsequent to the date of said ground lease, deed of trust or mortgage or the date of recording thereof. Landlord shall endeavor to obtain an executed commercially reasonable Subordination, Non-Disturbance and Attornment Agreement (“SNDA”) from any lender on the Project within thirty (30) days following Lease execution.

Section 11.02       Attornment. If Landlord’s interest in the Premises is acquired by any ground lessor, beneficiary under a deed of trust, mortgagee, or purchaser at a foreclosure sale, Tenant shall attorn to the transferee of or successor to Landlord’s interest in the Premises and any purchaser at a foreclosure sale and recognize such transferee or successor as Landlord under this Lease. Tenant waives the protection of any statute or rule of law which gives or purports to give Tenant any right to terminate this Lease or surrender possession of the Premises upon the transfer of Landlord’s interest.

Section 11.03       Signing of Documents. Tenant shall sign and deliver any instrument or documents necessary or appropriate to evidence any such attornment or subordination or agreement to do so.

Section 11.04       Estoppel Certificates.

(a)           Upon Landlord’s written request, Tenant shall execute, acknowledge and deliver to Landlord a written statement certifying: (i) that none of the terms or provisions of this Lease have been changed (or if they have been changed, stating how they have been changed); (ii) that this Lease has not been cancelled or terminated; (iii) the last date of payment of the Base Rent and other charges and the time period covered by such payment; (iv) that Landlord is not in default under this Lease (or, if Landlord is claimed to be in default, stating why); and (v) such other representations or information with respect to Tenant or the Lease as Landlord may reasonably request or which any prospective purchaser or encumbrancer of the Premises may require. Tenant shall deliver such statement to Landlord within ten (10) days after Landlord’s request. Landlord may give any such statement by Tenant to any prospective purchaser or encumbrancer of the Premises. Such purchaser or encumbrancer may rely conclusively upon such statement as true and correct.

(b)           If Tenant does not deliver such statement to Landlord within such ten (10) day period, Landlord, and any prospective purchaser or encumbrancer, may conclusively presume and rely upon the following facts: (i) that the terms and provisions of this Lease have not been changed except as otherwise represented by Landlord; (ii) that this Lease has not been cancelled or terminated except as otherwise represented by Landlord; (iii) that not more than one month’s Base Rent or other charges have been paid in advance; and (iv) that Landlord is not in default under the Lease. In such event, Tenant shall be estopped from denying the truth of such facts.

Section 11.05       Tenant’s Financial Condition. Within ten (10) days after written request from Landlord but in all events not more than four times in any calendar year, Tenant shall deliver to Landlord such financial statements as Landlord reasonably requires to verify the net worth of Tenant or any assignee, subtenant, or guarantor of Tenant. In addition, Tenant shall deliver to any lender designated by Landlord any financial statements required by such lender to facilitate the financing or refinancing of the Premises. Tenant represents and warrants to Landlord that each such financial statement is a true and accurate statement as of the date of such statement. All financial statements shall be confidential and shall be used only for the purposes set forth in this Lease.

ARTICLE TWELVE:  LEGAL COSTS

Section 12.01       Legal Proceedings. If Tenant or Landlord shall be in breach or default under this Lease, such party (the “Defaulting Party”) shall reimburse the other party (the “Nondefaulting Party”) upon demand for any costs or expenses that the Nondefaulting Party incurs in connection with any breach or default of the Defaulting Party under this Lease, whether or not suit is commenced or judgment entered. Such costs shall include legal fees and costs incurred for the negotiation of a settlement, enforcement of rights or otherwise. Furthermore, if any action for breach of or to enforce the provisions of this Lease is commenced, the court in such action shall award to the party in whose favor a judgment is entered, a reasonable sum as attorneys’ fees and costs. The losing party in such action shall pay such attorneys’ fees and costs. Tenant shall also indemnify Landlord against and hold Landlord harmless from all costs, expenses, demands and liability Landlord may incur if Landlord becomes or is made a party to any claim or action (a) instituted by Tenant against any third party, or by any third party against Tenant, or by or against any person holding any interest under or using the Premises by license of or agreement with Tenant; (b) for foreclosure of any lien for labor or material furnished to or for Tenant or such other person; (c) otherwise arising out of or resulting from any act or transaction of Tenant or such other person; or (d) necessary to protect Landlord’s interest under this Lease in a bankruptcy proceeding, or other proceeding under Title 11 of the United States Code, as amended. Tenant shall defend Landlord against any such claim or action at Tenant’s expense with counsel reasonably acceptable to Landlord or at Landlord’s election, Tenant shall reimburse Landlord for any legal fees or costs Landlord incurs in any such claim or action. Landlord shall also indemnify Tenant against and hold Landlord harmless from all costs, expenses, demands and liability Tenant may incur if Tenant becomes or is made a party to any claim or action (a) instituted by Landlord against any third party, or by any third party against Landlord, or by or against any person holding any interest under or using the Premises by license of or agreement with Landlord; (b) for foreclosure of any lien for labor or material furnished to or for Landlord or such other person; (c) otherwise arising out of or resulting from any act or transaction of Landlord or such other person; or (d) necessary to protect Tenant’s interest under this Lease in a bankruptcy proceeding, or other proceeding under Title 11 of the United States Code, as amended. Landlord shall defend Tenant against any such claim or action at Landlord’s expense with counsel reasonably acceptable to Tenant or at Tenant’s election, Landlord shall reimburse Tenant for any legal fees or costs Tenant incurs in any such claim or action.

Section 12.02       Landlord’s Consent. Tenant shall pay Landlord’s reasonable attorneys’ fees incurred in connection with Tenant’s request for Landlord’s consent under Article Nine (Assignment and Subletting), or in connection with any other act which Tenant proposes to do and which requires Landlord’s consent.

ARTICLE THIRTEEN:  MISCELLANEOUS PROVISIONS

Section 13.01       Non-Discrimination. Tenant promises, and it is a condition to the continuance of this Lease, that there will be no discrimination against, or segregation of, any person or group of persons on the basis of race, color, sex, creed, national origin or ancestry in the leasing, subleasing, transferring, occupancy, tenure or use of the Premises or any portion thereof.

Section 13.02       Landlord’s Liability; Certain Duties.

(a)           As used in this Lease, the term “Landlord” means only the current owner or owners of the fee title to the Premises or Project or the leasehold estate under a ground lease of the Premises or Project at the time in question. Each Landlord is obligated to perform the obligations of Landlord under this Lease only during the time such Landlord owns such interest or title. Any Landlord who transfers its title or interest is relieved of all liability with respect to the obligations of Landlord under this Lease to be performed on or after the date of transfer. However, each Landlord shall deliver to its transferee all funds that Tenant previously paid if such funds have not yet been applied under the terms of this Lease.

(b)           Tenant shall give written notice of any failure by Landlord to perform any of its obligations under this Lease to Landlord and to any ground lessor, mortgagee or beneficiary under any deed of trust encumbering the Premises whose name and address have been furnished to Tenant in writing. Landlord shall not be in default under this Lease unless Landlord (or such ground lessor, mortgagee or beneficiary) fails to cure such non-performance within thirty (30) days after receipt of Tenant’s notice to Landlord (and such ground lessor, mortgagee or beneficiary based on the delivery date of the later notice, as applicable). However, if such non-performance reasonably requires more than thirty (30) days to cure, Landlord shall not be in default if such cure is commenced within such thirty (30) day period and thereafter diligently pursued to completion by Landlord or any such ground lessor, mortgagee or beneficiary.

(c)           Notwithstanding any term or provision herein to the contrary, the liability of Landlord for the performance of its duties and obligations under this Lease is limited to Landlord’s interest in the Premises and the Project and shall not include any consequential, speculative or punitive damages of any kind or nature, and neither the Landlord nor its partners, shareholders, officers or other principals shall have any personal liability under this Lease.

Section 13.03       Severability. A determination by a court of competent jurisdiction that any provision of this Lease or any part thereof is illegal or unenforceable shall not cancel or invalidate the remainder of such provision or this Lease, which shall remain in full force and effect.

Section 13.04       Interpretation. The captions of the Articles or Sections of this Lease are to assist the parties in reading this Lease and are not a part of the terms or provisions of this Lease. Whenever required by the context of this Lease, the singular shall include the plural and the plural shall include the singular. The masculine, feminine and neuter genders shall each include each of the others. In any provision relating to the conduct, acts or omissions of Tenant, the term “Tenant” shall include Tenant’s agents, employees, contractors, invitees, successors or others using the Premises with Tenant’s expressed or implied permission. This Lease is the result of negotiations between Landlord and Tenant, and therefore the language contained in this Lease shall be construed as a whole according to its fair meaning and not strictly for or against either Landlord or Tenant.

Section 13.05       Incorporation of Prior Agreements; Modifications. This Lease is the only agreement between the parties pertaining to the lease of the Premises and no other agreements are effective. All amendments to this Lease shall be in writing and signed by all parties. Any other attempted amendment shall be void. All prior and contemporaneous agreements, representations and understandings of the parties, oral or written, pertaining to the subject matter hereof, are hereby superseded and merged herein.

Section 13.06       Notices. All notices required or permitted under this Lease or otherwise given between Landlord and Tenant shall be in writing and shall be personally delivered or sent by certified mail, return receipt requested, postage prepaid or nationally recognized overnight delivery service with a copy by email. Notices to Tenant shall be delivered to the address specified in Section 1.03 above, with a copy to Tenant’s counsel:

Email:

(unless no name and address for Tenant’s Counsel is shown) except that upon tenants taking possession of the Premises, the Premises shall be Tenant’s address for notice purposes. Notices to Landlord shall be delivered to the address specified in Section 1.02 above, with a copy to Landlord’s counsel:

Dean J. Formanek
Warner Angle Hallam Jackson & Formanek PLC
2555 East Camelback Road, Suite 800
Phoenix, Arizona, 85016
Email:

Tenant shall also give written notice of any failure by Landlord to perform any of its obligations under this Lease to any ground lessor, mortgagee or beneficiary under any deed of trust encumbering the Premises whose name and address have been furnished to Tenant in writing or pursuant to any SNDA.

All notices shall be effective upon delivery. Except as provided above for notice to Tenant at the Premises, either party may change its notice address upon written notice to the other party.

Section 13.07       Waivers. All waivers must be in writing and signed by the waiving party. Landlord’s failure to enforce any provision of this Lease or its acceptance of rent shall not be a waiver and shall not prevent Landlord from enforcing that provision or any other provision of this Lease in the future. No statement on a payment check from Tenant or in a letter accompanying a payment check shall be binding on Landlord. Landlord may, with or without notice to Tenant, negotiate such check without being bound to the conditions of such statement.

Section 13.08       No Recordation. Tenant shall not record this Lease without prior written consent from Landlord.

Section 13.09       Binding Effect; Choice of Law. This Lease binds any party who legally acquires any rights or interest in this Lease from Landlord or Tenant. However, Landlord shall have no obligation to Tenant’s successor unless the rights or interests of Tenant’s successor are acquired in accordance with the terms of this Lease. The laws of the state in which the Premises is located shall govern this Lease. The jurisdiction and venue for any action or proceeding brought by either party shall be the Superior Courts of Maricopa County, Arizona.

Section 13.10       Corporate Authority. If Tenant is a corporation or limited liability company, each person signing this Lease on behalf of Tenant represents and warrants that he has full authority to do so and that this Lease binds the corporation or limited liability company. Within thirty (30) days after this Lease is signed, Tenant shall deliver to Landlord a certified copy of a resolution of Tenant’s Board of Directors, manager(s) or member(s), as applicable, authorizing the execution of this Lease or other evidence of such authority reasonably acceptable to Landlord. In event Tenant fails to timely deliver the resolution, Landlord shall provide Tenant with written notice of said failure and thereafter Tenant shall have an additional thirty (30) days to provide the resolution.

Section 13.11       Joint and Several Liability. All parties signing this Lease as Tenant shall be jointly and severally liable for all obligations of Tenant.

Section 13.12       Force Majeure. If Landlord cannot perform any of its obligations due to events beyond Landlord’s control, the time provided for performing such obligations shall be extended by a period of time equal to the duration of such events. Events beyond Landlord’s control include, but are not limited to, acts of God, war, civil commotion, labor disputes, strikes, fire, flood or other casualty, shortages of labor or material, government regulation or restriction and weather conditions.

Section 13.13       Execution of Lease. This Lease may be executed in counterparts and, when all counterpart documents are executed, the counterparts shall constitute a single binding instrument. Landlord’s delivery of this Lease to Tenant shall not be deemed to be an offer to lease and shall not be binding upon either party until executed and delivered by both parties. A fully-executed copy of this Agreement shall be treated as an original. Facsimile, e-mail and pdf signatures on this Agreement shall be deemed binding the same as original signatures.

Section 13.14       Survival. All representations and warranties of Landlord and Tenant shall survive the termination of this Lease.

Section 13.15       Time is of the Essence. Time is of the essence for all provisions of this Lease.

Section 13.16       No Third Party Rights/Partnership. Except as expressly provided herein, no term or provision of this Lease is intended to or shall be for the benefit of any person not a party hereto, and no such other person shall have any right or cause or action hereunder. Nothing contained in this Lease shall create any partnership, joint venture, or other arrangement between Landlord and Tenant.

Section 13.17       OFAC. Each of Landlord and Tenant, each as to itself, hereby represents its compliance with all applicable anti-money laundering laws, including, without limitation, the USA Patriot Act, and the laws administered by the United States Treasury Department’s Office of Foreign Assets Control, including, without limitation, Executive Order 13224 (“Executive Order”). Each of Landlord and Tenant further represents (i) that it is not, and it is not owned or controlled directly or indirectly by any person or entity, on the SDN List published by the United States Treasury Department’s Office of Foreign Assets Control and (ii) that it is not a person otherwise identified by government or legal authority as a person with whom a U.S. Person is prohibited from transacting business. As of the date hereof, a list of such designations and the text of the Executive Order are published under the internet website address www.ustreas.gov/offices/enforcement/ofac.

ARTICLE FOURTEEN:  BROKERS

Section 14.01       Broker’s Fee. When this Lease is signed by and delivered to both Landlord and Tenant, Landlord shall pay a real estate commission to Landlord’s Broker (if any) named in Section 1.08 above, in accordance with the separate agreement between Landlord and such Broker for services rendered to Landlord by Landlord’s Broker in this transaction. If a Tenant’s Broker is named in Section 1.08 above, Landlord shall pay a real estate commission to Tenant’s Broker (if any) named in Section 1.08 above, in accordance with the separate agreement between Landlord and such Broker. Nothing contained in this Lease shall impose any obligation on (i) Landlord to pay a commission or fee to any party other than Landlord’s Broker and Tenant’s Broker or (ii) Landlord’s lender to pay any commissions hereunder.

Section 14.02       Protection of Broker. If Landlord sells the Premises, or assigns Landlord’s interest in this Lease, the buyer or assignee (excluding Landlord’s lender, if applicable) shall, by accepting such conveyance of the Premises or assignment of the Lease, be conclusively deemed to have agreed to make any commission payments to Landlord’s Broker if required of Landlord under this Article Fourteen, to the extent same has not been previously paid. If Landlord’s Broker shall bring a legal action to enforce or declare rights under this provision, the prevailing party in such action shall be entitled to reasonable attorneys’ fees to be paid by the losing party. Such attorneys’ fees shall be fixed by the court in such action.

Section 14.03       Agency Disclosure; No Other Brokers. Landlord and Tenant each warrant that they have dealt with no other real estate broker(s) in connection with this transaction except those set forth in Section 1.08. Landlord and Tenant each indemnify the other against any claims arising or occurring by reason of a breach of the foregoing warranty by such party. Landlord discloses that David Allred, a principal of Landlord, is a licensed real estate broker in the state of Arizona.

ARTICLE FIFTEEN:  COMPLIANCE

The parties hereto agree to comply with all applicable federal, state and local laws, regulations, codes, ordinances and administrative orders having jurisdiction over the parties, property or the subject matter of this Agreement, including, but not limited to, the 1964 Civil Rights Act and all amendments thereto, the Foreign Investment In Real Property Tax Act, the Comprehensive Environmental Response Compensation and Liability Act, and The Americans With Disabilities Act.

[signature page follows]

Landlord and Tenant have signed this Lease at the place and on the dates specified adjacent to their signatures below and have initialed all Riders which are attached to or incorporated by reference in this Lease.

“LANDLORD”

DARED 90 LLC, an Arizona limited liability company

By:	Douglas Allred Company, a California Corporation
Its:	Co-Manager

	By:	/s/ Bryan Putnam
	Name:	Bryan Putnam
	Its:	Chief Financial Officer

By:	Jammer I LLC, an Arizona limited liability company
Its:	Co-Manager:

	By:	/s/ Bryan Putnam
	Name:	Bryan Putnam
	Its:	Vice President

“TENANT”

NIKOLA CORPORATION, a Delaware corporation

By:	/s/ Trevor Milton
Name:	Trevor Milton
Its:	Chief Executive Officer

IN ANY REAL ESTATE TRANSACTION, IT IS RECOMMENDED THAT YOU CONSULT WITH A PROFESSIONAL, SUCH AS A CIVIL ENGINEER, INDUSTRIAL HYGIENIST OR OTHER PERSON WITH EXPERIENCE IN EVALUATING THE CONDITION OF THE PROPERTY, INCLUDING THE POSSIBLE PRESENCE OF ASBESTOS, HAZARDOUS MATERIALS AND UNDERGROUND STORAGE TANKS.